    As filed with the Securities and Exchange Commission on October 24, 1997
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------
                               MAXXIS GROUP, INC.
             (Exact Name of Registrant as Specified in its Charter)

         Georgia                                4813                                  58-2278241
(State or Other Jurisdiction of     (Primary Standard Industrial        (I.R.S. Employer Identification Number)
Incorporation or Organization)      Classification Code Number)

                          1901 Montreal Road, Suite 108
                              Tucker, Georgia 30084
                                 (770) 552-4766
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)
                      ------------------------------------
                                 Thomas O. Cordy
                      Chief Executive Officer and President
                               Maxxis Group, Inc.
                          1901 Montreal Road, Suite 108
                              Tucker, Georgia 30084
                                 (770) 552-4766
                              (770) 552-8471 (Fax)
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)
                      ------------------------------------

                        Copies of all correspondence to:

                              Glenn W. Sturm, Esq.
                              James Walker IV, Esq.
                   Nelson Mullins Riley & Scarborough, L.L.P.
                           999 Peachtree Street, N.E.
                             Atlanta, Georgia 30309
                                 (404) 817-6000
                              (404) 817-6050 (Fax)
                      ------------------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.[X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

                      ------------------------------------
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.[ ]
                      ------------------------------------

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                               Proposed Maximum        Proposed Maximum
Title of Each Class of Securities to be     Amount to be        Offering Price        Aggregate Offering        Amount of
              Registered                     Registered          Per Share (1)             Price(1)          Registration Fee
--------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock, no par value.....      5,000,000               $0.50                $2,500,000             $757.58
================================================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

                      ------------------------------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                  SUBJECT TO COMPLETION, DATED OCTOBER 24, 1997
PROSPECTUS
                                5,000,000 SHARES
                                  [MAXXIS LOGO]
                              CLASS B COMMON STOCK

    This Prospectus relates to the offering (the "Offering") of 5,000,000 shares of Class B Common Stock, no par value per share (the "Class B Common Stock" or the "Shares"), of MAXXIS GROUP, INC., a Georgia corporation (the "Company"). All of the Shares offered hereby are being sold by the Company. The Class B Common Stock entitles holders to one vote per share, whereas the Class A Common Stock, no par value per share (the "Class A Common Stock"), entitles holders to ten votes per share. The Class A Common Stock and Class B Common Stock vote as a single class with respect to substantially all matters submitted to a vote of the shareholders. Following the Offering, assuming the sale of 5,000,000 Shares offered hereby, the directors and executive officers and relatives and affiliates of directors and executive officers of the Company and its subsidiaries, acting as a group and by reason of their ownership of Class A Common Stock, will hold approximately 74.9% of the combined voting power (on a fully diluted basis) of the Company with respect to substantially all matters submitted to a vote of the shareholders. See "Risk Factors-Concentration of Ownership; Voting Rights of Class A and Class B Common Stock" and "Description of Capital Stock."

    Prior to this Offering, there has been no public market for the Shares, and it is currently anticipated that there will be no active trading market for the Shares. The price of the Shares has been arbitrarily established by the Company and does not necessarily bear any relationship to the Company's asset value, net worth or other established criteria of value. See "Risk Factors - Determination of Offering Price."

   SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED
                                   HEREBY.
                      ------------------------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

==========================================================================================================================
                                    PRICE TO                 UNDERWRITING DISCOUNTS                   PROCEEDS TO
                                    PUBLIC(1)                  AND COMMISSIONS(2)                     COMPANY(3)
--------------------------------------------------------------------------------------------------------------------------
Per Share..................           $0.50                            $ -                               $0.50
--------------------------------------------------------------------------------------------------------------------------
Total......................        $2,500,000                          $ -                            $2,500,000
==========================================================================================================================

(1) The offering price has been arbitrarily established by the Company. See "Risk Factors - Determination of Offering Price."
(2) This Offering is expected to be made on behalf of the Company solely by certain of its directors and executive officers, to whom no commission or other compensation will be paid on account of such activity, although they will be reimbursed for reasonable expenses incurred in connection with such activity. The Company believes such participating officers and directors shall not be deemed brokers under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), based on reliance on Rule 3a4-1 of the Exchange Act.
(3) Before deducting estimated expenses of $400,000 related to the Offering. See "Use of Proceeds."

     Sales of the Shares are expected to commence on or about November 30, 1997. This is a "best efforts" offering by the Company, and it will expire on December 31, 1998, unless terminated earlier or extended by the Company for additional 90-day periods ending no later than December 31, 2000. The Company reserves the right to terminate the Offering at any time.

     PROSPECTIVE PURCHASERS MUST EXECUTE A SUBSCRIPTION AGREEMENT (A "SUBSCRIPTION AGREEMENT") IN ORDER TO OFFER TO PURCHASE SHARES. ANY SUBSCRIPTION AGREEMENT MAY BE REJECTED BY THE COMPANY FOR ANY REASON OR NO REASON WHATSOEVER. ACCEPTANCE OF ANY PARTICULAR SUBSCRIPTION AGREEMENT BY THE COMPANY SHALL IN NO CASE REQUIRE THE COMPANY TO ACCEPT ANY OTHER SUBSCRIPTION AGREEMENT. PROSPECTIVE PURCHASERS MUST WARRANT IN THE SUBSCRIPTION AGREEMENT THAT THEY HAVE RECEIVED A COPY OF THIS PROSPECTUS, AS AMENDED OR SUPPLEMENTED. SEE "THE OFFERING - HOW TO SUBSCRIBE." UPON ACCEPTANCE OF A SUBSCRIPTION BY THE COMPANY, SUBSCRIPTION PROCEEDS WILL BE AVAILABLE FOR IMMEDIATE USE BY THE COMPANY. SEE "USE OF PROCEEDS."

     THE Company intends to offer the Shares primarily to individuals who are regional and executive directors of the Company. The Company has established a minimum subscription of 200 Shares and maximum subscriptions of 200 Shares and 2,000 Shares, respectively, for each person who qualifies as a regional or executive director in the Company's marketing system; provided, that the aggregate number of Shares sold in this Offering shall not exceed 5,000,000. However, the Company reserves the right to waive these limits or to allocate additional Shares to regional and executive directors or to sell Shares to other purchasers, including members of the general public, without notifying any purchaser or prospective purchaser. See "The Offering."

                      ------------------------------------

                      The date of this Prospectus is _____, 1997

                             ADDITIONAL INFORMATION

         The Company has not previously been subject to the reporting requirements of the Exchange Act. The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall include any amendments thereto) on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares to be offered pursuant hereto. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is made to the Registration Statement, including the exhibits and schedules thereto, copies of which may be examined without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its public reference facilities in New York, New York, and Chicago, Illinois, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http:\\www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

         The Company is not a reporting company as defined by the Commission. The Company intends to furnish holders of the Shares with annual reports containing financial statements audited by an independent public accounting firm and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

         The Company has applied for federal registration for the mark "MAXXIS." This Prospectus includes product names and other trade names and trademarks of the Company and of other companies.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements, including "Risk Factors" and the consolidated financial statements and related notes thereto, appearing elsewhere in this Prospectus. Currently, Maxxis Group, Inc. conducts all of its business and operations through its wholly owned subsidiaries Maxxis 2000, Inc. ("Maxxis 2000") and Maxxis Telecom, Inc. ("Maxxis Telecom"). Unless the context indicates otherwise, all references to the "Company" or "Maxxis" refer to Maxxis Group, Inc. and its subsidiaries. The Class A Common Stock and Class B Common Stock are sometimes collectively referred to herein as the "Common Stock." On October 8, 1997, the Company effected a five for one reverse stock split for all outstanding shares of Common Stock. All share and per share data have been adjusted to reflect the five for one reverse stock split.

                                   THE COMPANY

         Maxxis markets telecommunications services in the United States through its multi-level network marketing system of "independent associates," or "IAs." The Company currently operates through its subsidiaries: Maxxis 2000, which conducts network marketing operations; and Maxxis Telecom, which provides long distance services. The Company currently markets both 1-Plus long distance service and value-added telecommunications services, such as travel cards, prepaid phone cards, 800 service and international telecommunications service. The Company was incorporated in January 1997 and began recruiting IAs and marketing telecommunications services in March 1997. As of June 30, 1997, the Company had generated aggregate gross revenues of approximately $2,691,000.

         The Company initially intends to build a customer base without having to commit capital or management resources to construct its own telecommunications network and transmission facilities. In February 1997, Maxxis Telecom contracted with Colorado River Communications, Corp. ("CRC") to obtain switching and network services and to allow CRC's telecommunications services to be sold by the Company's IAs. In the future, the Company may contract with other providers of long distance services and intends to analyze the feasibility of developing its own long distance network.

         The Company conducts its marketing activities exclusively through its network of IAs. The Company believes that IAs are generally attracted to the Company's network marketing system because of the potential for supplemental income and because the IAs are not required to purchase any inventory, have no monthly sales quotas or account collection issues, have minimal required paperwork and have a flexible work schedule. The Company's network marketing system and the Company's reliance upon IAs are intended to reduce net marketing costs, subscriber acquisition costs and subscriber attrition. The Company believes that its network marketing system will build a base of potential customers for additional services and products. Accordingly, the Company is currently considering the possibility of marketing a line of nutritional products.

         The Company's goal is to develop a national distribution system through which large volumes of telecommunications services and other products and services may be sold. The Company intends to increase its revenues by: (i) expanding its marketing network; (ii) increasing the number of customers who purchase products and services offered by the Company; and (iii) providing additional products and services for sale through its IAs.

The Company intends to achieve its goal by:

         - Growing and Developing its Network of IAs by enhancing the recruiting and training services offered to IAs, continuing to support the marketing efforts of IAs and introducing new income opportunities for IAs.

         - Maintaining and Expanding the Number of Customers by offering high quality, competitively-priced products and services through a highly motivated network of IAs.

         - Offering Additional Telecommunications Products by entering into agreements for the marketing of additional products that meet the needs of subscribers, which may include, among others, paging, conference calling, wireless cable, cellular and local phone service.

         - Improving and Expanding its Product Lines by continuing to evaluate and offer products that are attractive to its IAs and customers. In addition to telecommunications products, the Company is currently considering the possibility of marketing a line of private-labeled nutritional products which the Company would distribute through its IAs.

         - Obtaining Competitive Prices on products and services through the purchasing power of the Company's nationwide network.

         Currently, the Company has five IA positions in its marketing system: associate; senior associate; director; regional director; and executive director. A director increases the size of the director's sales organization by sponsoring additional persons to become senior associates. These senior associates, and all senior associates that they, in turn, sponsor, become part of the sales organization of the director who sponsored them. Senior associates, through the growth of their sales organizations, may become directors, regional directors or executive directors and thereby increase the size of the sales organization of the person who was their original sponsor. The organization that grows below each director through this process is called a "downline."

         All IA commissions are paid directly by the Company and are a specified percentage or a designated amount of the gross proceeds received by the Company on the sale of services and products. The Company designates a portion of its gross commissions as "commission value," or "CV," and allocates the CV among eligible participants in its marketing system. Currently, 20% of the CV earned with respect to a long distance subscriber is paid weekly to the IA who sponsored such subscriber, 75% of the CV is paid monthly to eligible directors who have the IA who sponsored the subscriber in their downline and the remaining 5% is retained by the Company to be paid out to directors, regional directors and executive directors in the Company's incentive bonus programs. All directors, executive directors and regional directors who (i) have an aggregate of at least 200 active long distance customers personally and in the first seven levels of their downline as of the last Friday of a quarter, (ii) have sponsored at least two new senior associates during the quarter and (iii) are certified as marketing directors ("MDs") are eligible to receive an additional "Leadership Bonus." The Leadership Bonus is payable quarterly and equals, in the aggregate, 1% of the total sales of Maxxis 2000 during the quarter. The Leadership Bonus is divided equally among all directors, regional directors and executive directors who qualify for a Leadership Bonus. In order to encourage the growth of the Company's marketing system, the Company also pays eligible directors a weekly bonus amount, which is designated as "bonus value," or "BV," for each sale of bonus-eligible products. Currently, the Company only designates retail priced phone cards as bonus-eligible products.

         To become an associate, individuals (other than individuals in North Dakota) must complete an application and purchase a distributor kit for $30. The Company provides training to all IAs which includes a detailed explanation of the Company's products, the IA compensation plan and the use of the various marketing tools available to the IA. MDs provide personal training to IAs. The Company encourages directors and regional directors to become MDs. To become a MD, a director or regional director must attend a Company approved training school. The fee to become a MD is generally $99 (with an annual renewal fee of $99). MDs are paid a fee by the Company for training IAs.

         The Company believes that maintaining sophisticated and reliable transaction processing systems is essential for multi-level network marketing companies. Accordingly, the Company invests in maintaining and enhancing its computer systems. The Company's systems are designed to process detailed and customized IA commission payments, monitor and analyze financial and operating trends and track each IA's personal organization.

         As of June 30, 1997, the Company employed approximately 25 people, not including IAs who are classified by the Company as independent contractors. The Company's employees are not unionized, and the Company believes its relationship with its employees is good.

         The Company's principal executive office is located at 1901 Montreal Road, Suite 108, Tucker, Georgia 30084, and its telephone number is (770) 552-4766.

                                  THE OFFERING

Class A Common Stock outstanding..................   14,300,000 shares

Class B Common Stock outstanding..................    3,000,000 shares

Class B Common Stock to be
  offered hereby..................................    5,000,000 shares

Common Stock to be Outstanding after
  the Offering....................................   22,300,000 shares

Use of Proceeds...................................   Development of additional product lines, development and/or acquisition of information systems, payment of organizational and offering expenses and for working capital and general
                                                        corporate purposes.  See "Use of Proceeds."

Terms of the Offering.............................   Prospective purchasers must deliver to the Company a
                                                        completed and executed Subscription Agreement, the form of which is attached hereto as Appendix A.  An executed
                                                        Subscription Agreement will constitute a prospective
                                                        purchaser's offer to purchase shares of Class B Common
                                                        Stock as set forth in this Prospectus.  Prospective purchasers submitting completed and executed Subscription Agreements
                                                        may not revoke or withdraw such Subscription Agreements
                                                        except with the consent of the Company.  Upon acceptance
                                                        of a subscription by the Company, subscription proceeds will be available for immediate use by the Company.  See "The
                                                        Offering - General."

Transfer Restrictions.............................   Pursuant to the Subscription Agreement, each purchaser of the
                                                        Shares offered hereby agrees not to sell or otherwise transfer the Shares or any securities issued on account of such Shares during the Lock-up Period (as defined herein).  The
                                                        Company may impose transfer restrictions during the Lock-
                                                        up Period by giving notice to the holders of record of the
                                                        Shares.  The certificates evidencing the Shares will bear a legend referencing these potential restrictions on transfer.
                                                        See "Risk Factors - Absence of Trading Market; Transfer
                                                        Restrictions" and "The Offering - Transfer Restrictions."

Plan of Distribution..............................   Offers and sales of the Class B Common Stock will be made
                                                        on behalf of the Company by certain of its officers and
                                                        directors.  The officers and directors will receive no
                                                        commissions or other remuneration in connection with such
                                                        activities, but they will be reimbursed for reasonable
                                                        expenses incurred in connection with the Offering. See "The
                                                        Offering - Plan of Distribution."

Voting Rights of Class A Common
  and Class B Common Stock........................   On all matters with respect to which the Company's
                                                        shareholders have a right to vote, including the election of directors, each share of Class A Common Stock is entitled to ten votes, while each share of Class B Common Stock is
                                                        entitled to one vote.  Except as otherwise required by law or expressly provided in the Amended and Restated Articles of
                                                        Incorporation of the Company, as amended (the "Articles"), the Class A Common Stock and Class B Common Stock vote
                                                        together as a single class with respect to substantially all matters submitted to a vote of the shareholders.  See "Risk
                                                        Factors - Concentration of Ownership; Voting Rights of
                                                        Class A and Class B Common Stock" and "Description of
                                                        Capital Stock."

                                  RISK FACTORS

         Prospective purchasers of the Class B Common Stock should carefully consider the matters set forth herein under "Risk Factors," as well as the other information set forth in this Prospectus.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

         The Company was incorporated on January 24, 1997 and began operations in March 1997. The following summary consolidated financial data for the period from January 24, 1997 to June 30, 1997 (the "Inception Period") is derived from the audited consolidated financial statements and other data of the Company. The consolidated financial statements for the Inception Period were audited by Arthur Andersen LLP, independent public accountants. The results of operations for the Inception Period are not necessarily indicative of the results to be expected for a full fiscal year. The following summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto appearing elsewhere in this Prospectus.

                                                                        JANUARY 24, 1997
                                                                           (INCEPTION)
                                                                        TO JUNE 30, 1997
                                                                        -----------------
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Communication services..........................................    $       2,666,000
    Subscriber services.............................................               25,000
                                                                        -----------------
       Total revenues...............................................            2,691,000
                                                                        -----------------

  Cost of Services..................................................            1,016,000
                                                                        -----------------
    Gross margin....................................................            1,675,000
                                                                        -----------------

  Operating Expenses:

    Selling and marketing...........................................            1,089,000
    General and administrative......................................              636,000
                                                                        -----------------
       Total operating expenses.....................................            1,725,000
                                                                        -----------------
  Loss before income tax benefit....................................              (50,000)
  Income tax benefit................................................                    0
                                                                        -----------------
  Net loss..........................................................    $         (50,000)
                                                                        =================

PER SHARE DATA:

  Net loss per share................................................    $          (0.003)
                                                                        =================

  Weighted average number of shares outstanding.....................           17,300,000


                                                       AS OF JUNE 30, 1997
                                                  ------------------------------
                                                    ACTUAL     AS ADJUSTED(1)(2)
                                                  ----------   -----------------
BALANCE SHEET DATA:
  Working capital.............................    $  (13,000)        $2,177,000
  Property and equipment, net.................        92,000             92,000
  Total assets................................       620,000          2,810,000
  Long-term obligations.......................             0                  0
  Shareholders' equity........................       317,000          2,507,000

----------
(1) Adjusted for the sale of 5,000,000 shares of Class B Common Stock of the Company offered hereby at a public offering price of $0.50 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."
(2) Adjusted for the receipt of $90,000 in additional stock subscriptions for the Company's Class B Common Stock subsequent to June 30, 1997.

                                  RISK FACTORS

         Before purchasing any Shares offered by this Prospectus, prospective purchasers should carefully consider the following factors relating to the Company and the Offering, together with the other information and financial data appearing elsewhere in this Prospectus.

NEW ENTERPRISE

         The Company currently is in the organizational stage and has a limited operating history. As a consequence, prospective purchasers of the Shares have limited information upon which to base an investment decision. The Company's operations are subject to the risks inherent in the establishment of any new business. The Company expects that it will incur substantial initial expenses, and there can be no assurance that the Company will achieve or maintain profitability. There can be no assurance that the products or services offered by the Company will receive market acceptance or that the Company's prices and demand for products and services offered by the Company will be at a level sufficient to provide profitable operations. The Company has entered into an agreement with CRC, a provider of switching and network transmission services; however, there can be no assurance that the Company will be able to maintain this relationship or enter into new contracts with other providers on terms acceptable to the Company or at all. See "- Relationship with Carrier," "Business - Competition," "- Strategy" and "- Products and Services."

         The Company will use the proceeds of the Offering in part to pay organizational and offering expenses in connection with the start-up of the Company's business and, in particular, the establishment of the Company's network marketing system. The Company believes that the proceeds of the Offering, together with the cash generated through operations, will be sufficient to enable the Company to pay organizational and offering expenses and to fund continued operations, including the development of additional product lines. However, there can be no assurance that the Company will generate sufficient proceeds from this Offering and its ongoing operations to establish its network marketing system or to maintain its operations, or that the Company's business will be successful. See "Use of Proceeds."

DEPENDENCE ON IAS

         The Company's success will depend heavily upon its ability to attract, maintain and motivate a large base of IAs who, in turn, sponsor subscribers, customers and other IAs. The Company anticipates a significant turnover among IAs, which the Company believes is typical of businesses involved in direct selling. The Company requires the sponsoring of new IAs by existing IAs in order to maintain or increase the overall IA force. Activities of the IAs in obtaining new subscribers will particularly be influenced by changes in the level of IA motivation, which in turn can be positively or negatively affected by general economic conditions, modifications in commission and training fees and in the Company's marketing plan, the prices and competitive positions of the products and services offered by the Company and a number of other intangible factors. The Company's ability to attract IAs could be negatively affected by adverse publicity relating to the Company or its services or its operations, including its network marketing system. Administrative or technological problems of the type that may be encountered by both early stage and mature companies, such as malfunctions in accounting systems or computer information systems, may lead to the immediate and dramatic attrition of IAs and subscribers. The Company has begun establishing its network of IAs. However, there can be no assurance that the Company will be successful in establishing a viable network of IAs. Because of the number of factors that affect the Company's ability to attract and retain IAs, the Company cannot predict when or to what extent increases or decreases in the level of IA retention or attrition will occur. In addition, the number of IAs as a percentage of the population could reach levels that become difficult to exceed due to the finite number of persons inclined to pursue an independent direct selling business opportunity. There can be no assurance that the number or productivity of IAs will be sufficient to support the Company's proposed products and services in the future or to allow the Company to achieve its objectives.

         The Company is subject to competition in the recruiting of IAs from other network marketing organizations, including those that market long distance services, health products, cosmetics and dietary supplements, such as EXCEL Communications, Inc. ("EXCEL"), American Communications Network ("ACN"), Amway Corporation ("Amway"), TDG Communications ("TDG"), BeautiControl Cosmetics, Inc., Herbalife

International, Inc. and Mary Kay, Inc. EXCEL representatives sell a variety of long distance telecommunications services, ACN representatives sell long distance services for LCI International, Inc. ("LCI") and other long-distance carriers, Amway distributors sell 1-Plus long distance service for MCI Communications Corporation ("MCI") and TDG sells MCI Paging Services and the MCI VNet Calling Cards. See "Business - Strategy," "- Marketing" and "- Regulation."

RELATIONSHIP WITH IAS

         Because IAs are classified as independent contractors, the Company is unable to provide them the same level of direction and oversight as Company employees. While the Company has policies and rules in place governing the conduct of the IAs and intends to review periodically the sales tactics of the IAs, it may be difficult to enforce such policies and rules. Violations of these policies and rules might reflect negatively on the Company and may lead to complaints to or by various federal and state regulatory authorities. Violation of the Company's policies and rules could subject the Company and its long distance provider to complaints regarding the unauthorized switching of subscribers' long distance carriers (also known in the industry as "slamming"). Such complaints could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business - Relationship with IAs."

REGULATION OF NETWORK MARKETING; EFFECT OF STATE LAWS

         The Company's network marketing system is subject to or affected by extensive government regulation including, without limitation, federal and state regulations governing the offer and sale of business franchises, business opportunities and securities. Various governmental agencies monitor direct selling activities, and the Company could be required to supply information regarding its marketing plan to such agencies. Although the Company believes that its network marketing system is in material compliance with the laws and regulations relating to direct selling activities, there can be no assurance that legislation and regulations adopted in particular jurisdictions in the future will not adversely affect the Company's business, financial condition and results of operations. The Company also could be found to be in non-compliance with existing statutes or regulations as a result of, among other things, misconduct by IAs, who are considered independent contractors over whom the Company has limited control, the ambiguous nature of certain of the regulations and the considerable interpretive and enforcement discretion given to regulators. Any assertion or determination that the Company or the IAs are not in compliance with existing statutes or regulations could have a material adverse effect on the Company's business, financial condition and results of operations. An adverse determination by any one state on any regulatory matter could influence the decisions of regulatory authorities in other jurisdictions.

         The primary goal of the Offering is to increase the motivation of regional and executive directors by allowing them to purchase an interest in the Company. Accordingly, because the Company desires the ability to offer its Class B Common Stock to regional and executive directors in certain states, the Company will attempt to register or qualify the Offering in such states. Due to the varying nature of state securities regulations and the considerable discretion given to state securities regulators, the Company may be unable to register or qualify the Offering in certain states. The inability of the Company to offer and sell the Shares to residents of certain states may limit the ability of the Company to attract IAs in such states, or lead to increased attrition of IAs in such states, and may have a material adverse effect on the Company's business, prospects, financial condition and results of operations. An adverse determination by any one state regulator on a securities regulatory matter could influence the decisions of state regulatory authorities in other jurisdictions. See "Business - Marketing" and "- Regulation."

INTENSE COMPETITION

         The Company faces competition in the United States for both the products and services it sells and for the sponsoring and retaining of independent salespeople. The United States long distance telecommunications industry is intensely competitive, rapidly evolving and subject to rapid technological change. In addition, the industry is significantly influenced by the marketing and pricing practices of the major industry participants. AT&T Corp. ("AT&T"), MCI, Sprint Corporation ("Sprint") and WorldCom, Inc. ("WorldCom") are the dominant competitors in the domestic long distance telecommunications industry. All of these companies are significantly larger than the Company and have substantially greater resources. According to a 1995 report by the Federal Communications Commission (the "FCC"), AT&T, MCI, Sprint and WorldCom accounted for approximately 56%, 17%, 10% and 5%, respectively, of total domestic long distance revenue for calendar year 1994. Many of the Company's current and potential competitors have longer operating histories, greater name recognition, larger customer bases and substantially greater financial, personnel, marketing, technical and other resources than the Company. These competitors employ various means to attract new subscribers, including television and other advertising campaigns, telemarketing programs, network marketing and cash payments and other incentives. The Company's ability to compete effectively depends upon, among other factors, its ability to offer high quality products and services at competitive prices. There can be no assurance that the Company will be able to compete successfully. See "Business - Competition."

         On February 8, 1996, President Clinton signed into law the Telecommunications Act of 1996, as amended (the "1996 Telecommunications Act"), that will allow local exchange carriers ("LECs"), including the Bell Operating Companies ("BOCs"), to provide long distance telephone service inter-LATA (a "LATA" is a Local Access and Transport Area), which will likely significantly increase competition for long distance services. The new legislation also grants the FCC the authority to deregulate other aspects of the telecommunications industry. Such increased competition could have a material adverse effect on the Company's business, financial condition and results of operations.

         Telecommunications companies compete for subscribers based on price, among other things, with major long distance carriers conducting extensive advertising campaigns to capture market share. There can be no assurance that a decrease in the rates charged for communications services by the major long distance carriers or other competitors, whether caused by general competitive pressures or the entry of the BOCs and other LECs into the long distance market, would not have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company expects that the telecommunications services markets will continue to attract new competitors and new technologies, possibly including alternative technologies that are more sophisticated and cost effective than the technologies included in the products and services offered by the Company. The Company does not have the contractual right to prevent subscribers from changing to a competing service, and the subscribers may terminate their service at will.

         The Company also competes for IAs with other direct selling organizations, some of which have longer operating histories and greater visibility, name recognition and financial resources. The leading network marketing companies in the Company's markets are EXCEL, ACN and Amway. The Company competes for IAs on the basis of the Company's reputation, perceived opportunity for financial success and quality and range of products offered for sale. Management envisions the entry of many more direct selling organizations into the marketplace. There can be no assurance that the Company will be able to successfully meet the challenges posed by this increased competition. The Company competes for the time, attention and commitment of its IAs. Given that the pool of individuals interested in the business opportunities presented by direct selling is limited in each market, the potential pool of IAs for the Company's products and services is reduced to the extent other network marketing companies successfully recruit these individuals. Although management believes that the Company offers an attractive business opportunity, there can be no assurance that other network marketing companies will not be able to recruit the Company's existing IAs or deplete the pool of potential IAs in a given market, and in such event, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business - Competition."

RELATIONSHIP WITH CARRIER

         The Company does not own a long distance network. As a result, Maxxis Telecom has entered into an agreement (the "1-Plus Agreement") with CRC to obtain switching and network services. The Company now depends exclusively on CRC for the transmission of subscriber phone calls and the activation of prepaid phone cards. The 1-Plus Agreement, which expires on February 20, 2000, provides that the Company will have rights to the subscriber base developed under the agreement only upon achieving certain minimum levels of monthly revenues on CRC's network. There can be no assurance that the Company will achieve the minimum level of monthly revenues on CRC's network necessary to obtain rights to the subscriber base. In addition, minimum monthly revenues may be more difficult to maintain if the Company utilizes additional carriers, and the Company could be subject to additional minimum commitments including, but not limited to, minimum monthly revenues or minimum monthly minutes of usage, with such new carriers. The accurate and prompt billing of the subscribers originated by the IAs is also dependent upon CRC. The failure of CRC to accurately and promptly bill subscribers could lead to a loss of subscribers and could have a material adverse effect on the Company's business, financial condition and results of operations. The Company would be required to use another carrier if the 1-Plus Agreement is terminated, the usage or number of subscribers originated by the Company's IAs exceeds the capacity of CRC or CRC fails to provide quality services. In such event, or in the event the Company otherwise elects to use other carriers, the cost paid by the Company for such long distance services may exceed that paid under the 1-Plus Agreement. If the 1-Plus Agreement is terminated, there can be no assurance that the Company could enter into new contracts with other providers on terms favorable to the Company or at all, and the termination of the 1-Plus Agreement or the failure of CRC to provide quality services, quality customer support or accurate and timely billing could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business - Supplier" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CONCENTRATION OF OWNERSHIP; VOTING RIGHTS OF CLASS A AND CLASS B COMMON STOCK

         Following the Offering, assuming the sale of 5,000,000 Shares offered hereby, the directors and executive officers and relatives and affiliates of directors and executive officers of the Company and its subsidiaries will own, in the aggregate, 11,300,000 shares of Class A Common Stock and 110,000 shares of Class B Common Stock which collectively represents approximately 51.2% of the total outstanding shares of Common Stock. The Class A Common Stock and Class B Common Stock vote as a single class with respect to substantially all matters, including the election of directors, submitted to a vote of the shareholders, with each share of Class A Common Stock entitled to ten votes and each share of Class B Common Stock entitled to one vote. Accordingly, assuming the sale of 5,000,000 Shares offered hereby, the directors and executive officers and relatives and affiliates of directors and executive officers of the Company and its subsidiaries, acting as a group, will hold approximately 74.9% of the combined voting power (on a fully diluted basis) of the Company and will have the ability to elect all of the directors of the Company and control the Company's management, operations and affairs for the foreseeable future. See "Principal Shareholders" and "Description of Capital Stock."

ABILITY TO MANAGE GROWTH

         The Company's goal is to develop a nationwide network of IAs and to offer long distance telecommunications and other products and services throughout the United States. The Company's strategy of growth and expansion will place substantial demands upon the Company's current management and other resources and may require a substantial amount of working capital, as well as management, operational and other financial resources. The success of the Company will depend on various factors, including, among others, federal and state regulation of the telecommunications industry, competition and the capability and capacity of the Company's long distance carriers. Not all of the foregoing factors are within the control of the Company. The Company's ability to manage growth successfully will require the Company to develop strong operational, management, financial and information systems and controls. No assurance can be given that the Company will experience growth or that, if it does, that management will be able to manage growth effectively. In such event, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business - Strategy," "- Marketing," "- Information Systems," "- Supplier," "- Employees" and "Management."

DEPENDENCE ON KEY PERSONNEL

         The Company believes that its success will depend to a significant extent upon the abilities and efforts of its senior management, particularly Ivey J. Stokes, its Chairman of the Board, and Thomas O. Cordy, its Chief Executive Officer and President. The Company does not maintain key man life insurance on Mr. Stokes, Mr. Cordy or any other person. Many of the Company's executive officers and other key employees have only recently joined the Company. The loss of the services of any of such individuals could have a material adverse effect on the Company's business, financial condition and results of operations. The success of the Company will also depend, in part, upon the Company's ability to find, hire and retain additional key management personnel. The inability to find, hire and retain such personnel could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Management - Executive Officers and Directors."

SUBSCRIBER ATTRITION

         The Company believes that a high level of subscriber attrition is a characteristic of the domestic residential long distance industry. Attrition is attributable to a variety of factors, including the termination of subscribers for non-payment and the initiatives of existing and new competitors as they engage in, among other things, national advertising campaigns, telemarketing programs and the issuance of cash or other forms of incentives. Such attrition could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

REGULATION OF LONG DISTANCE TELEPHONE SERVICES

         Various regulatory factors may have an impact on the Company's ability to compete and on its financial performance. CRC is subject to regulation by the FCC and by various state public service and public utility commissions. Federal and state regulations and regulatory trends have had, and may have in the future, both positive and negative effects on the Company and on the telecommunications service industry as a whole. FCC policy currently requires interexchange carriers to provide resale of the use of their transmission facilities. The FCC also requires LECs to provide all interexchange carriers with equal access to the origination and termination of calls. If either or both of these requirements were removed, CRC and, therefore, the Company could be adversely affected. CRC may experience disruptions in service due to factors outside CRC's and the Company's control, which may cause CRC to lose the ability to complete its subscribers' long distance calls. The Company believes that CRC has made all filings with the FCC necessary to allow CRC to provide interstate and international long distance service. In order to provide intrastate long distance service, CRC is required to obtain certification to provide telecommunications services from the public service or public utility commissions of each state, or to register or be found exempt from registration by such commissions. While the Company believes that CRC is in compliance with the applicable state and federal regulations governing telecommunications service, and the Company believes that it is not required to obtain certification or to be registered with public utility commissions, there can be no assurance that the FCC or any state regulatory authority in one or more states will not raise material issues with regard to CRC's or the Company's compliance with applicable regulations, or that regulatory activities with respect to CRC or the Company, will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business
- Regulation."

         In February 1996, the enactment of the 1996 Telecommunications Act served to increase competition in the long distance and local telecommunications markets. The 1996 Telecommunications Act opens competition in the local services market and, at the same time, contains provisions intended to protect consumers and businesses from unfair competition by incumbent LECs, including the BOCs. The 1996 Telecommunications Act allows BOCs to provide long distance service outside of their local service territories but bars them from immediately offering in-region inter-LATA long distance services until certain conditions are satisfied. A BOC must apply to the FCC to provide in-region inter-LATA long distance services and must satisfy a set of pro-competitive criteria intended to ensure that BOCs open their own local markets to competition before the FCC will approve such application. The Company is unable to determine how the FCC will rule on any such application. The new legislation may result in increased competition to the Company from others, including the BOCs, and increased transmission costs in the future. See "- Intense Competition." If the federal and state regulations requiring the LECs to provide equal access for the origination and termination of calls by long distance subscribers change or if the regulations governing the fees to be charged for such access services change, particularly if such regulations are changed to allow variable pricing of such access fees based upon volume, such changes could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business - Competition" and "- Regulation."

OFFERING ADDITIONAL PRODUCTS AND SERVICES

         The Company's strategy includes offering additional products and services in the future, which may include, among others, paging, wireless cable, conference calling, cellular phone service, local phone service and other non-communications related consumer products, such as nutritional products. Entry into new markets entails risks associated with the state of development of the market, intense competition from companies already operating in those markets, potential competition from companies that may have greater financial resources and experience than the Company, increased selling and marketing expenses and regulatory issues. There can be no assurance that the Company's additional products or services, if any, will receive market acceptance in a timely manner, or at all, or that prices and demand in new markets will be at a level sufficient to provide profitable operations. See "Business - Competition," "- Strategy" and "- Products and Services."

POSSIBLE CLAIMS RELATING TO OWNERSHIP OF PROPRIETARY RIGHTS

         The Company has applied for a federal registration for the mark "MAXXIS." In addition, the Company relies upon common law rights to establish and protect its intellectual property. There can be no assurance that the Company's measures to protect its intellectual property will prevent or deter the unauthorized use of the Company's intellectual property. The Company's inability to protect its intellectual property rights could have a material adverse effect upon the Company's business, financial condition and results of operations. From time to time, companies may assert other trademark and service mark rights relevant to the Company's business, and future products of the Company may need to be marketed under different names if the mark "MAXXIS" is being used by other companies. The Company could also incur substantial costs to defend any legal action taken against the Company. If, in any legal action that might arise, the Company's asserted trademarks or service marks should be found to infringe upon other intellectual property rights, the Company could be enjoined from further infringement and required to pay damages. In the event a third party were to sustain a valid claim against the Company, and in the event any required license were not available on commercially reasonable terms, the Company's business, financial condition and results of operations could be materially adversely affected. Litigation, which could result in substantial cost to and diversion of resources of the Company, may also be necessary to enforce intellectual property rights of the Company or to defend the Company against claimed infringement of the rights of others. See "Business - Proprietary Rights."

BROAD DISCRETION IN APPLICATION OF PROCEEDS

         The Company intends to use the net proceeds from the Offering for the development of additional product lines, development and/or acquisition of information systems, payment of organizational and offering expenses and for working capital and general corporate purposes. Accordingly, the specific uses for much of the net proceeds will be at the complete discretion of the Board of Directors of the Company and may be allocated based upon circumstances arising from time to time in the future. See "Use of Proceeds."

TRANSACTIONS WITH RELATED PARTIES

         The Company has in the past entered into agreements and arrangements with certain officers, directors and principal shareholders of the Company. Certain of these transactions may have been made on terms more favorable to officers, directors and principal shareholders than could have been obtained from an affiliated third party. The Company intends to adopt a policy requiring that all material transactions between the Company and its officers, directors or other affiliates must: (i) be approved by a majority of the disinterested members of the Board of Directors of the Company; and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. See "Certain Transactions."

DETERMINATION OF OFFERING PRICE

         The purchase price of the Class B Common Stock was arbitrarily determined by the Company and does not necessarily bear any relationship to the Company's asset value, net worth or other established criteria of value. Each prospective investor should make an independent evaluation of the fairness of such price. No assurance is or can be given that any of the shares will be able to be resold for the offering price or for any other amount. See "Capitalization" and "Dilution."

ABSENCE OF TRADING MARKET; TRANSFER RESTRICTIONS

         There is currently no market for the Shares. Although the Company has filed a Registration Statement with the Commission to register the issuance of the Shares in the Offering under the Securities Act, it is unlikely that any trading market will develop for the shares in the future. There are no present plans for the Shares to be traded on any stock exchange or in the over-the-counter market. As a result, investors who may need or wish to dispose of all or part of their Shares may be unable to do so. In addition, sales of substantial amounts of the Shares after the Offering could adversely affect prevailing market prices, if any. See "Shares Eligible for Future Sale."

         Pursuant to the Subscription Agreement, each purchaser of the Shares offered hereby agrees not to sell or otherwise transfer the Shares or any securities issued on account of such Shares during the Lock-up Period (as defined herein). The Company may impose transfer restrictions during the Lock-up Period by giving notice to the holders of record of the Shares. A purchaser of the Shares offered hereby will not be able to transfer such Shares during the Lock-up Period and may have substantial difficulty transferring such Shares after the expiration of the Lock-up Period. The certificates evidencing the Shares will bear a legend referencing these potential restrictions on transfer. See "The Offering - Transfer Restrictions."

ANTI-TAKEOVER CONSIDERATIONS

         The Board of Directors has authority to issue up to 10,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of the preferred stock without further vote or action by the Company's shareholders. The rights of the holders of Class B Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. While the Company has no present intention to issue shares of preferred stock, such issuance could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. See "Description of Capital Stock - Preferred Stock."

         The Company's Amended and Restated Bylaws (the "Bylaws") provide for the Company's Board of Directors to be divided into three classes, as nearly equal in size as possible, with staggered three-year terms, and with one class being elected each year. This classification of the Board of Directors could make it more difficult for a third party to acquire control of the Company. The Articles, Bylaws and the Georgia Business Corporation Code, as amended (the "Georgia Law"), contain certain additional provisions that could have the effect of making it more difficult for a party to acquire, or of discouraging a party from attempting to acquire, control of the Company without approval of the Company's Board of Directors. See "Description of Capital Stock - Certain Provisions of the Articles, Bylaws and Georgia Law."

SHARES ELIGIBLE FOR FUTURE SALE

         Sales of shares of Class B Common Stock following the Offering could adversely affect the price of the Company's Class B Common Stock. Upon completion of the Offering, assuming 5,000,000 Shares offered hereby are sold, the Company will have outstanding 8,000,000 shares of Class B Common Stock. Of these shares, the 5,000,000 Shares offered hereby will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act. The remaining 3,000,000 shares of Class B Common Stock and all shares of Class A Common Stock outstanding upon completion of the Offering are "restricted securities," as that term is defined in Rule 144. All of such restricted shares will be eligible for sale in the open market under, and subject to the restrictions contained in, Rule 144.

         The Company and all of the holders of the Class A Common Stock have entered into a shareholders agreement (the "Shareholders' Agreement") whereby the shareholders agreed to certain restrictions on the transfer or other disposition of the shares of Class A Common Stock held by each holder. In the event a shareholder intends to transfer his or her Class A Common Stock to a non-permitted transferee, the Company and the remaining shareholders have a right of first refusal to purchase the transferring shareholder's Class A Common Stock at fair market value. In addition, if the Company terminates a shareholder's employment or engagement as a sales representative or consultant for cause (or the employment or engagement of certain persons associated with a shareholder), the Company shall have the right to repurchase, at fair market value, an amount of the shareholder's Class A Common Stock which begins at 100% and declines 20% per year for each completed year of service with the Company. If either the right of first refusal or the Company's right to purchase is exercised, either provision could have the effect of further concentrating the stock ownership and voting power of the Company. See "Description of Capital Stock - Shareholders' Agreement" and "Shares Eligible for Future Sale."

DILUTION TO NEW INVESTORS

         Investors purchasing shares of Class B Common Stock in the Offering will experience immediate and substantial dilution in net tangible book value. In addition, the Board of Directors of the Company has the authority to issue up to 700,000 additional shares of Class A Common Stock and up to 177,000,000 additional shares of Class B Common Stock, and such amounts may be increased and new securities may be authorized in the future upon the determination of the Board of Directors with the consent of the shareholders. See "- Concentration of Ownership; Voting Rights of the Class A and Class B Common Stock" and "Dilution."

NO MINIMUM OFFERING AMOUNT; IRREVOCABILITY OF SUBSCRIPTIONS; NO ESCROW

         There is no minimum number of Shares which must be sold in this Offering, and there can be no assurance that any or all of the Shares offered hereby will be sold. Once a Subscription Agreement is received by the Company, a prospective purchaser may not revoke or withdraw such Subscription Agreement except with the consent of the Company. In addition, the Company reserves the right to reject in whole or in part and in its sole discretion any subscription. In addition, no escrow account has been established, and all subscription funds will be paid directly to the Company. Upon acceptance of a subscription by the Company, subscription proceeds will be available for immediate use by the Company. See "The Offering - No Escrow."

LACK OF DIVIDENDS

         The Company does not intend to pay any cash dividends with respect to its Class B Common Stock in the foreseeable future. See "Dividend Policy."

APPLICATION OF THE PENNY STOCK RULES

         The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities which a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market's National Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Thus, even if a market for the Company's Class B Common Stock ever develops, if the Class B Common Stock becomes subject to the penny stock rules, shareholders may find it difficult to sell their shares.

                                  THE OFFERING

GENERAL

         The Company intends to offer for sale pursuant to this Prospectus up to 5,000,000 shares of its Class B Common Stock. The Company intends to offer the Shares primarily to individuals who are regional and executive directors of the Company. The Company has established a minimum subscription of 200 Shares and maximum subscriptions of 200 Shares and 2,000 Shares, respectively, for each person who qualifies as a regional or executive director in the Company's marketing system; provided, that the aggregate number of Shares sold in this Offering shall not exceed 5,000,000. However, the Company reserves the right to waive these limits or to allocate additional Shares to regional and executive directors or to sell Shares to other purchasers, including members of the general public, without notifying any purchaser or prospective purchaser.

         Subscriptions to purchase Shares may be delivered to the Company until 12:00 p.m., E.S.T., on December 31, 1998, unless all of the Shares are earlier sold or the Offering is earlier terminated or extended by the Company. The Company reserves the right to terminate the Offering at any time or to extend the expiration date for additional 90-day periods not to extend beyond December 31, 2000. The date the Offering terminates is referred to herein as the "Expiration Date." No notice of an extension of the offering period need be given prior to any extension, and any such extension will not alter the binding nature of subscriptions already received by the Company. The Company intends to provide quarterly communications to all purchasers which will include information concerning any extensions of the Offering. Extension of the Expiration Date might cause an increase in the Company's organizational and pre-opening expenses and in the expenses incurred in connection with this Offering. The Company may find it necessary to utilize the services of brokers or dealers in order to effect sales of these securities in certain jurisdictions. The Company will supplement this Prospectus or, if appropriate, will file a post-effective amendment to the Registration Statement setting forth the terms of any agreement with brokers or dealers.

         Prospective purchasers must deliver to the Company a completed and executed Subscription Agreement, the form of which is attached hereto as Appendix A. An executed Subscription Agreement will constitute a prospective purchaser's offer to purchase shares of Class B Common Stock as set forth in this Prospectus. Prospective purchasers must warrant in the Subscription Agreement that they have received a copy of this Prospectus, as amended or supplemented. Once a Subscription Agreement is received by the Company, a prospective purchaser may not revoke or withdraw such Subscription Agreement except with the consent of the Company. In addition, the Company reserves the right to reject, in whole or in part and in its sole discretion, any subscription for any reason or no reason whatsoever. Acceptance of any particular Subscription Agreement by the Company shall in no case require the Company to accept any other Subscription Agreement. The Company may, in its sole discretion, allocate shares among prospective purchasers in the event of an oversubscription for the Shares. In determining which subscriptions to accept, in whole or in part, the Company may take into account any factors it considers relevant, including the order in which subscriptions are received, and a prospective purchaser's perceived potential to do business with, or to direct long distance subscribers or IAs to, the Company.

         Certificates representing Shares duly subscribed and paid for will be issued by the Company promptly after the Company accepts a subscription.

NO ESCROW

         There is no minimum number of Shares which must be sold in this Offering, and no escrow account has been established. All subscription funds will be paid directly to the Company. Upon acceptance of a subscription by the Company, subscription proceeds will be available for immediate use by the Company. In the event the Company rejects all, or accepts less than all, of any subscription, the Company will refund promptly an amount remitted equal to the purchase price for such Shares multiplied by the number of Shares as to which the subscription is not accepted. See "Risk Factors - No Minimum Offering Amount; Irrevocability of Subscriptions; No Escrow."

TRANSFER RESTRICTIONS

         Pursuant to the Subscription Agreement, each purchaser of the Shares offered hereby: (i) agrees during the Lock-up Period (as defined below) not to
(x) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the Shares or any securities issued on account of such Shares (whether by stock split, stock dividend or otherwise) or (y) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Shares (regardless of whether any of the transactions described in clause (x) or (y) is to be settled by the delivery of Shares, or such other securities, in cash or otherwise); (ii) authorizes the Company to cause the transfer agent during the Lock-up Period to decline to transfer any Shares and/or to note stop transfer restrictions on the transfer books and records of the Company with respect to any Shares; and (iii) agrees that a legend in substantially the following form will be placed on certificates representing the Shares:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE (THE "SHARES") ARE SUBJECT TO CONDITIONS THAT MAY LIMIT THEIR TRANSFERABILITY. SUCH CONDITIONS ARE SET FORTH IN A SUBSCRIPTION AGREEMENT (THE "SUBSCRIPTION AGREEMENT") BY AND BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES. ANY TRANSFEREE OF THESE SHARES TAKES SUCH SHARES SUBJECT TO THE CONDITIONS SET FORTH IN THE SUBSCRIPTION AGREEMENT.

         IN SUMMARY, THESE CONDITIONS PROVIDE THAT THE ISSUER MAY ELECT TO IMPOSE A PROHIBITION ON THE SALE OR TRANSFER OF THESE SHARES IN THE EVENT THE ISSUER DETERMINES TO FILE A REGISTRATION STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION THAT SEEKS TO REGISTER SECURITIES OF THE ISSUER IN AN INITIAL PUBLIC OFFERING THAT IS FIRMLY UNDERWRITTEN. SUCH RESTRICTION MAY REMAIN IN EFFECT FOR A PERIOD ENDING 180 DAYS FOLLOWING THE EFFECTIVENESS OF SUCH REGISTRATION STATEMENT. THE ISSUER MAY IMPOSE THESE CONDITIONS BY GIVING WRITTEN NOTICE TO THE HOLDER OF RECORD OF THESE SHARES. THE FOREGOING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE SUBSCRIPTION AGREEMENT, A COPY OF WHICH WILL BE PROVIDED FREE OF CHARGE BY THE ISSUER TO ANY HOLDER, PROSPECTIVE PURCHASER OR TRANSFEREE OF THESE SHARES UPON THEIR REQUEST."

         The transfer restrictions may be imposed by the Company by giving notice of the imposition of such restriction (the "Lock-up Notice") to holders of record of the Shares by first class mail, postage prepaid (or, at the Company's option, certified mail, return receipt requested), at the address of the holders of record of the Shares on a date chosen by the Company that is at least one but no more than fifteen days prior to such mailing. The restrictions shall be effective upon receipt of such notice, which date of receipt shall be deemed to be three days following such mailing. Such notice may be given by the Company such that it is received on any date beginning fifteen days prior to the filing by the Company of a registration statement with the Commission whereby the Company first seeks to register its securities for sale to the public in a firmly underwritten public offering (the "IPO Registration Statement"), and ending upon the date that the IPO Registration Statement is declared effective by the Commission (the "Effective Date"). The transfer restrictions shall be effective on the date of receipt of the Lock-up Notice and shall remain in force and effect until 180 days following the Effective Date (such period being referred to as the "Lock-up Period"). The Lock-up Period shall terminate if the Company files an IPO Registration Statement but such registration statement is subsequently withdrawn or is not declared effective within 120 days of filing with the SEC, or if the Company transmits a Lock-up Notice prior to the filing of an IPO Registration Statement but the IPO Registration Statement is not filed within 15 days of receipt of such notice; provided, however, that in any such event the restrictions described herein shall survive and shall be applicable to each subsequent filing of an IPO Registration Statement by the Company until an IPO Registration Statement is first declared effective by the SEC. See "Risk Factors - Absence of Trading Market; Transfer Restrictions."

PLAN OF DISTRIBUTION

         Offers and sales of the Class B Common Stock will be made on behalf of the Company by certain of its officers and directors. The officers and directors will receive no commissions or other remuneration in connection with such activities, but they will be reimbursed for reasonable expenses incurred in connection with the Offering. The Company reserves the right to use brokers or dealers to effect sales of the Shares in the Offering.

HOW TO SUBSCRIBE

         A Subscription Agreement, a form of which is attached hereto as Appendix A, must be completed, executed and delivered to the Company on or prior to the Expiration Date. Prospective purchasers should retain a copy of the completed Subscription Agreement for their records. The subscription price is due and payable when the Subscription Agreement is delivered. Payment must be made in United States dollars by cash or by check, bank draft or money order drawn to the order of Maxxis Group, Inc., in the amount of $0.50 multiplied by the number of Shares subscribed for.

                                 USE OF PROCEEDS

         The net proceeds to the Company from the sale of 5,000,000 Shares offered hereby (after deducting estimated offering expenses, all of which are payable by the Company) are estimated to be approximately $2,100,000 if all the Shares offered hereby are sold. Of the net proceeds received by the Company, the Company intends to use: (i) approximately $400,000 for the development of additional product lines; (ii) approximately $200,000 for the development and/or acquisition of information systems; and (iii) approximately $1.5 million for payment of organizational and offering expenses and for working capital and general corporate purposes. However, the specific uses for the net proceeds will be at the complete discretion of the Board of Directors of the Company and may be allocated based upon circumstances arising from time to time in the future. See "Risk Factors - Broad Discretion in Application of Proceeds." Pending application of the net proceeds as described above, the Company will invest such proceeds in short-term, interest-bearing instruments and investment grade securities.

                                 DIVIDEND POLICY

         The Company anticipates that for the foreseeable future its earnings will be retained for the operation and expansion of its business and that it will not pay cash dividends. The Company's Board of Directors will determine the Company's dividend policy in the future based upon, among other things, the Company's results of operations, financial condition, business opportunities, capital requirements, contractual restrictions and other factors deemed relevant at the time.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company: (i) as of June 30, 1997; and (ii) as adjusted to give effect to the sale by the Company of 3,000,000 shares of Class B Common Stock for $0.15 per share in a private placement commenced by the Company in February 1997 and 5,000,000 shares of Class B Common Stock being offered hereby at a public offering price of $0.50 per share and the anticipated receipt and application of the estimated net proceeds therefrom. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

                                                                                          JUNE 30, 1997
                                                                                   ---------------------------
                                                                                     ACTUAL        AS ADJUSTED
                                                                                   ----------     ------------
Stock subscription deposits.....................................................   $  360,000     $          0
Class A Common Stock, 15,000,000 shares authorized;
  14,300,000 shares issued and outstanding, and
  14,300,000 shares issued and outstanding, as adjusted.........................            0                0
Class B Common Stock, 185,000,000 shares authorized;
  0 shares issued and outstanding, and 8,000,000
  shares issued and outstanding, as adjusted....................................            0                0
Subscription receivable.........................................................     (120,000)        (120,000)
Additional paid-in capital......................................................      127,000        2,677,000
Accumulated deficit.............................................................      (50,000)         (50,000)
                                                                                   ----------     ------------
     Total shareholders' equity.................................................   $  317,000     $  2,507,000
                                                                                   ==========     ============

                                    DILUTION

         The net tangible book value of the Company as of June 30, 1997, was $199,000, or $0.01 per share of Common Stock outstanding. Net tangible book value per share represents the amount of the Company's total assets less total liabilities, divided by the total number of outstanding shares of Common Stock. After giving effect to the sale of 5,000,000 Shares offered hereby and the receipt and application of the estimated proceeds therefrom (at a public offering price of $0.50 per share and after deducting estimated expenses of the Offering), the pro forma net tangible book value of the Company at June 30, 1997 would have been $2.4 million, or $0.11 per share of Common Stock. This represents an immediate increase in the net tangible book value of $0.10 per share to existing shareholders and an immediate dilution to new investors purchasing shares of Class B Common Stock in the Offering of $0.39 per share. The following table illustrates the per share dilution to new investors at June 30, 1997, assuming the Offering was made at that time:

         Initial offering price per share of Class B Common Stock ...               $0.50

           Net tangible book value per share of
             Common Stock before the Offering .......................    0.01

           Increase per share attributable to new investors .........    0.10
                                                                         ----

         Pro forma net tangible book value per share of Common
           Stock after the Offering .................................                 0.11
                                                                                     -----

         Dilution per share to new investors ........................                $0.39
                                                                                     =====



         The following table sets forth as of June 30, 1997, after giving effect to the Offering, the difference between existing shareholders and the new investors purchasing shares of Class B Common Stock in the Offering with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid therefor and the average price per share paid to the Company on an as adjusted basis:

                                               SHARES PURCHASED             TOTAL CONSIDERATION        AVERAGE
                                           ------------------------      ------------------------       PRICE
                                              NUMBER        PERCENT         AMOUNT        PERCENT     PER SHARE
                                           ------------    --------      ------------    --------    ----------
Existing shareholders..................      17,300,000(1)     77.6%     $    576,750(2)     18.7%     $   0.03
New investors..........................       5,000,000        22.4         2,500,000        81.3          0.50
                                           ------------       -----      ------------       -----
   Total...............................      22,300,000       100.0%     $  3,076,750       100.0%
                                           ============       =====      ============       =====



(1) Adjusted for 600,000 shares of additional stock subscriptions for the Company's Class B Common Stock received subsequent to June 30, 1997.
(2) Adjusted for the receipt of $90,000 in additional stock subscriptions for the Company's Class B Common Stock subsequent to June 30, 1997.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The Company was incorporated on January 24, 1997 and began operations in March 1997. The following selected consolidated financial data for the Inception Period is derived from the audited consolidated financial statements of the Company. The consolidated financial statements for the Inception Period were audited by Arthur Andersen LLP, independent public accountants. The results of operations for the Inception Period are not necessarily indicative of the results to be expected for a full fiscal year. The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto appearing elsewhere in this Prospectus.

                                                                                             JANUARY 24, 1997
                                                                                                (INCEPTION)
                                                                                             TO JUNE 30, 1997
                                                                                             -----------------
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Communication services...............................................................    $       2,666,000
    Subscriber services..................................................................               25,000
                                                                                             -----------------
       Total revenues....................................................................            2,691,000
                                                                                             -----------------

  Cost of Services.......................................................................            1,016,000
                                                                                             -----------------
    Gross margin.........................................................................            1,675,000
                                                                                             -----------------

  Operating Expenses:

    Selling and marketing................................................................            1,089,000
    General and administrative...........................................................              636,000
                                                                                             -----------------
       Total operating expenses..........................................................            1,725,000
                                                                                             -----------------
  Loss before income tax benefit.........................................................              (50,000)
  Income tax benefit.....................................................................                    0
                                                                                             -----------------
  Net loss...............................................................................    $         (50,000)
                                                                                             =================

PER SHARE DATA:

  Net loss per share.....................................................................    $          (0.003)
                                                                                             =================

  Weighted average number of shares outstanding..........................................           17,300,000

                                                                                         AS OF JUNE 30, 1997
                                                                                    ------------------------------
                                                                                      ACTUAL     AS ADJUSTED(1)(2)
                                                                                    ----------   -----------------
BALANCE SHEET DATA:
  Working capital..............................................................     $  (13,000)        $2,177,000
  Property and equipment, net..................................................         92,000             92,000
  Total assets.................................................................        620,000          2,810,000
  Long-term obligations........................................................              0                  0
  Shareholders' equity.........................................................        317,000          2,507,000

----------------------------

(1) Adjusted for the sale of 5,000,000 shares of Class B Common Stock of the Company offered hereby at a public offering price of $0.50 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."
(2) Adjusted for the receipt of $90,000 in additional stock subscriptions for the Company's Class B Common Stock subsequent to June 30, 1997.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis should be read in conjunction with the "Selected Consolidated Financial Data" and the consolidated financial statements and notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among other things, those discussed in "Risk Factors."

GENERAL

         Maxxis was incorporated on January 24, 1997 and began recruiting IAs and marketing telecommunications services in March 1997. Currently, the Company conducts all of its business and operations through its wholly-owned subsidiaries Maxxis 2000 and Maxxis Telecom.

         Maxxis 2000 is a network marketing company that currently markets 1-Plus long distance services, travel cards, prepaid phone cards, 800 service and international telecommunications services. In the future, the Company intends to market additional products and is currently considering the possibility of marketing a line of nutritional products. The Company believes that its network marketing system allows it to obtain customers for its products in a cost effective manner and to enhance customer retention because of the relationships between the Company's IAs and customers. The Company also believes the telecommunications customer base developed by its IAs will provide a potential customer base for future products. Maxxis Telecom obtains telecommunications services through its contract with CRC. Maxxis Telecom also purchases telecommunications time for its prepaid 5 hour, 1 hour, 30 minute and 10 minute phone cards from CRC.

         The Company derives revenues from communication services and subscriber services. Communication services revenues are primarily comprised of sales of prepaid phone cards to the Company's IAs. Communication services revenues also include application fees from IAs and purchases of sales aids by IAs, including distributor kits which consist of forms, promotional brochures, marketing materials and presentation materials. Subscriber services revenues are generated from the Company's agreement with CRC whereby the Company receives a percentage of the long distance billings received by CRC from the customers originated by the Company's IAs, net of allowances for bad debts and billing adjustments. The Company's aggregate revenues from 1-Plus services were $25,000 or only 0.93% of the Company's total revenues, for the Inception Period. Because of the administrative procedures that must be complied with in order to establish 1-Plus customers, there is generally a delay of between three to four months from the time a prospective customer indicates a desire to become a 1-Plus customer and the time that the Company begins to receive commissions from such customer's usage. The Company did not commence operations until March 1997, and accordingly, subscriber services revenues were minimal for the Inception Period. In the future, the Company believes that commissions generated on the sales of 1-Plus long distance services will constitute a significant percentage of its subscriber services revenues.

         Cost of services includes the costs of purchasing prepaid phone cards and IA distributor kits. Operating expenses consist of selling and marketing expenses, which include commissions paid to IAs based on usage of long distance services by subscribers and the sponsoring of new IAs and customers, and general and administrative expenses, which include costs for IA support services, information systems services and administrative personnel to support the Company's operations and growth.

         The Company has a limited operating history, and its operations are subject to the risks inherent in the establishment of any new business. The Company expects that it will incur substantial initial expenses, and there can be no assurance that the Company will achieve or maintain profitability. If the Company continues to grow rapidly, the Company will be required to continually expand and modify its operational and financial systems, recruit additional IAs and customers, and train and manage both current and new employees and IAs. Such rapid growth would place a significant strain on the Company's operational resources and systems, and the failure to effectively manage this projected growth could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors - New Enterprise" and "- Ability to Manage Growth."

RESULT OF OPERATIONS

         The following table sets forth historical revenues and cost of revenues by category and the percentage of total revenues attributable to each category.

                                                                                       JANUARY 24, 1997
                                                                                          (INCEPTION)
                                                                                       TO JUNE 30, 1997
                                                                                       ----------------
  Revenues:
    Communication services........................................................           99.07%
    Subscriber services...........................................................            0.93
                                                                                            ------
       Total revenues.............................................................          100.00%
                                                                                            ======

  Cost of Services................................................................           37.76%
                                                                                            ------
  Operating Expenses:
    Selling and marketing.........................................................           40.47
    General and administrative....................................................           23.63
                                                                                            ------
       Total operating expenses...................................................           64.10%
                                                                                            ======

         The Company was incorporated in January 1997 and commenced operations in March 1997. Because the Company was in the organizational stage during the quarterly period ended March 31, 1997, no quarterly comparisons are presented because management does not believe they would be meaningful. In addition, the results of operations for the Inception Period are not necessarily indicative of the results to be expected for a full fiscal year.

    Revenues

         Total revenues consist of communication services and subscriber services revenues. For the Inception Period, communication services revenues were $2,666,000, or 99.07% of total revenues, and subscriber services revenues were $25,000, or 0.93% of total revenues. Communication services revenues primarily consist of sales of prepaid phone cards to the Company's IAs and also include application fees from IAs and purchases of sales aids by IAs. Subscriber services revenues principally consist of commissions generated from long distance usage of customers generated by the Company's IAs. This amount was minimal for the Inception Period because no customers were utilizing long distance services until May 1997. In the future, the Company believes that commissions generated on sales of 1-Plus long distance services will constitute a more significant percentage of subscriber services revenues.

    Cost of Services

         Cost of services was $1,016,000, or 37.76% of total revenues, for the Inception Period. Cost of services principally consists of the costs of purchasing prepaid phone cards and long distance services for these cards. The Company purchases non-activated phone cards from a third party and purchases telecommunications time for such phone cards from CRC. The Company then sells the activated phone cards to its IAs. Cost of services also includes the cost of the IA distributor kits.

    Operating Expenses

         Selling and marketing expenses principally consist of commissions paid to IAs based on usage of long distance services, sales of IA distributor kits and the recruitment of additional IAs and customers. Selling and marketing expenses were $1,089,000, or 40.47% of total revenues, for the Inception Period.

         General and administrative expenses were $636,000, or 23.63% of total revenues, for the Inception Period. General and administrative expenses consist primarily of salary expense for the Company's customer service personnel, office staff and executive personnel. Such expenses also include costs for IA support services and informational systems services.

LIQUIDITY AND CAPITAL RESOURCES

         Since inception, the Company has primarily financed all of its operations through the sale of its securities in private placements. During the Inception Period, cash flows from financing activities totaled approximately $367,000 related to the sales of equity securities. To date, the Company has not established lines of credit or other credit facilities as management has not considered them to be necessary to the Company's operations. However, management may consider it necessary or appropriate to incur debt in the future to finance the Company's operations.

         As of June 30, 1997, the Company had cash and cash equivalents of $35,000 and working capital of $(13,000). Cash provided by operating activities through June 30, 1997 was $18,000.

         The Company's investing activities principally consisted of the purchase of equipment for $99,000 and software development and organizational costs of $241,000 from inception through June 30, 1997.

         The Company believes that the current operations as well as the proceeds to be received from the sale of Class B Common Stock offered hereby will be sufficient to fund the Company's anticipated operations through the next 12 months. The Company's cash and financing needs for 1998 and beyond will be dependent on the Company's level of IA and customer growth and the related capital expenditures, advertising costs and working capital needs necessary to support such growth. The Company believes that major capital expenditures may be necessary over the next few years to develop additional product lines to sell through its IAs and to develop and/or acquire information systems to monitor and analyze the Company's growing network marketing system. The Company has not identified financing sources to fund such cash needs in 1998 and beyond. In addition, any increases in the Company's growth rate, shortfalls in anticipated revenues, increases in expenses or significant acquisition opportunities could have a material adverse effect on the Company's liquidity and capital resources and could require the Company to raise additional capital from public or private equity or debt sources in order to finance its anticipated growth and contemplated capital expenditures. In addition, the Company may need to raise additional funds in order to take advantage of unanticipated opportunities, such as acquisitions of complementary businesses or the development of new products, or otherwise respond to unanticipated competitive pressures. There can be no assurance that the Company will be able to raise any such capital on terms acceptable to the Company or at all. See "Risk Factors - New Enterprise" and "- Ability to Manage Growth."

                                    BUSINESS

         Maxxis markets telecommunications services in the United States through its multi-level network marketing system of "independent associates," or "IAs." The Company operates through its subsidiaries: Maxxis 2000, which conducts network marketing operations; and Maxxis Telecom, which provides long distance services. The Company currently markets both 1-Plus long distance service and value-added telecommunications services, such as travel cards, prepaid phone cards, 800 service and international telecommunications service. The Company was incorporated in January 1997 and began recruiting IAs and marketing telecommunications services in March 1997. As of June 30, 1997, the Company had generated aggregate gross revenues of approximately $2,691,000.

         The Company initially intends to build a customer base without having to commit capital or management resources to construct its own telecommunications network and transmission facilities. In February 1997, Maxxis Telecom contracted with CRC to obtain switching and network services and to allow CRC's telecommunications services to be sold by the Company's IAs. In the future, the Company may contract with other providers of long distance services and intends to analyze the feasibility of developing its own long distance network (including the acquisition or leasing of its own telecommunications call switching equipment and dedicated transmission lines) in order to: (i) reduce its dependence upon providers of telecommunications services; (ii) provide additional services to its subscribers; and (iii) reduce expenses associated with the transmission of long distance calls.

         The Company conducts its marketing activities exclusively through its network of IAs. The Company believes that IAs are generally attracted to the Company's network marketing system because of the potential for supplemental income and because the IAs are not required to purchase any inventory, have no monthly sales quotas or account collection issues, have minimal required paperwork and have a flexible work schedule. The Company encourages IAs to enroll subscribers with whom the IAs have an ongoing relationship, such as family members, friends, business associates and neighbors. The Company's network marketing system and the Company's reliance upon IAs are intended to reduce net marketing costs, subscriber acquisition costs and subscriber attrition. The Company believes that its network marketing system will continue to build a base of potential customers for additional services and products. Accordingly, the Company is currently considering the possibility of marketing a line of nutritional products.

         The Company offers its IAs a number of support services. The Company currently provides to each IA without charge one printed report describing such IA's organization and provides additional reports for a fee. In addition, the Company offers training, information and motivational support to the IA network through: (i) its training organization; (ii) monthly newsletters; and (iii) regional rallies.

STRATEGY

         The Company's goal is to develop a national distribution system through which large volumes of telecommunications services and other products and services may be sold. The Company intends to increase its revenues by: (i) expanding its marketing network; (ii) increasing the number of customers who purchase products and services offered by the Company; and (iii) providing additional products and services for sale through its IAs. The Company intends to achieve its goal by:

         - Growing and Developing its Network of IAs by enhancing the recruiting and training services offered to IAs, continuing to support the marketing efforts of IAs and introducing new income opportunities for IAs.

         - Maintaining and Expanding the Number of Customers by offering high quality, competitively-priced products and services through a highly motivated network of IAs.

         - Offering Additional Telecommunications Products by entering into agreements for the marketing of additional products that meet the needs of subscribers, which may include, among others, paging, conference calling, wireless cable, cellular and local phone service.

         - Improving and Expanding its Product Lines by continuing to evaluate and offer products that are attractive to its IAs and customers. In addition to telecommunications products, the Company is currently considering the possibility of marketing a line of private-labeled nutritional products which the Company would distribute through its IAs.

         - Obtaining Competitive Prices on products and services through the purchasing power of the Company's nationwide network.

MARKETING

         The Company markets products and services exclusively through its network of IAs. Currently, the Company has five IA positions in its marketing system: associate; senior associate; director; regional director; and executive director. All IA commissions are paid directly by the Company and are a specified percentage or a designated amount of the gross proceeds received by the Company on the sale of services and products. The Company designates a portion of its gross commissions as "commission value," or "CV," and allocates the CV among eligible participants in its marketing system. Currently, 20% of the CV earned with respect to a long distance subscriber is paid weekly to the IA who sponsored such subscriber, 75% of the CV is paid monthly to eligible directors who have the IA who sponsored the subscriber in their downline and the remaining 5% is retained by the Company to be paid out to directors, regional directors and executive directors in the Company's incentive bonus programs. All directors, executive directors and regional directors who (i) have an aggregate of at least 200 active long distance customers personally and in the first seven levels of their downline as of the last Friday of a quarter, (ii) have sponsored at least two new senior associates during the quarter and (iii) are certified as MDs are eligible to receive an additional Leadership Bonus. The Leadership Bonus is payable quarterly and equals, in the aggregate, 1% of the total sales of Maxxis 2000 during the quarter. The Leadership Bonus is divided equally among all directors, regional directors and executive directors who qualify for a Leadership Bonus.

         To become an associate, individuals (other than individuals in North Dakota) must complete an application and purchase a distributor kit for $30. The distributor kit is a package of basic materials which assists an associate in beginning his or her business. Associates may gather long distance customers and receive 20% of the CV generated by such customers. Associates are also entitled to purchase products from the Company at discounted prices for retail sales. An associate becomes a senior associate when the associate sells $100 of bonus-eligible products. Senior associates continue to receive a percentage of CV with regard to all subscribers personally gathered by them and are also entitled to purchase products from the Company at discounted prices for retail sales.

         To become a director, a senior associate must sponsor two additional senior associate positions. A director increases the size of the director's sales organization by sponsoring additional persons to become senior associates. These senior associates, and all senior associates that they, in turn, sponsor, become part of the sales organization of the director who sponsored them. Senior associates, through the growth of their sales organizations, may become directors, regional directors or executive directors and thereby increase the size of the sales organization of the person who was their original sponsor. The organization that grows below each director through this process is called a "downline." Directors are eligible to receive the same commissions as senior associates and, if they directly gather and maintain a minimum of four active 1-Plus long distance customers, are eligible to receive a percentage of the CV produced by each IA that is within 15 levels below them in their downline. In order to encourage the growth of the Company's marketing system, the Company also pays eligible directors a bonus amount, which is designated as "bonus value," or "BV," for each sale of bonus-eligible products. Currently, the Company only designates retail priced phone cards as bonus-eligible products. Directors become regional directors and executive directors upon the achievement of certain IA sales goals. Regional directors and executive directors are eligible to receive the same commissions as directors and, if they qualify, share in the CV Bonus Pool. Regional directors and executive directors are eligible to serve on the Maxxis 2000 Advisory Board, which advises management on issues regarding field leadership.

         The maximum aggregate long distance usage commissions the Company may be required to pay with respect to a single subscriber's long distance usage are approximately 40% of the gross commissions payable to the Company with respect to such usage, but the Company anticipates that the actual amounts paid will be less than 40% as the usage increases. The difference between actual commission payments and the maximum payment is expected to occur because certain IAs fail to maintain active status necessary to receive commissions from sales made by persons in their downline.

RELATIONSHIP WITH IAS

         The Company seeks to contractually limit the statements that IAs make about the Company's business. Each IA also must agree to policies and procedures to be followed in order to maintain the IA's status in the organization. IAs are expressly forbidden from making any representation as to the possible earnings of any IA from the Company. IAs are also prohibited from creating any marketing literature that has not been pre-approved by the Company. While the Company has these policies and procedures in place governing the conduct of the IAs, it is difficult to enforce such policies and procedures. Because the IAs are classified as independent contractors, the Company is unable to provide them the same level of direction and oversight as Company employees. Violations of the Company's policies and procedures may reflect negatively on the Company and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors - Dependence on IAs" and "- Relationship with IAs."

TRAINING AND MARKETING SUPPORT

         The Company provides all IAs with the opportunity to receive training through the Company's training program. The training is conducted by the Company's MDs and includes a detailed explanation of the Company's products, the IA compensation plan and the use of the various marketing tools available to the IA. The Company intends to publish a newsletter for the IAs containing informative and motivational articles and recognizing IA achievements. The Company's first annual convention was held in August 1997, and the Company intends to continue to hold annual conventions for IAs. This event provides recognition to the top performers, direct access to senior management and a chance for IAs to share experiences and develop support systems. The Company intends to organize additional conventions throughout the country that current IAs and potential new IAs can attend to learn more about the Company.

         The Company encourages directors and regional directors to become certified as MDs. A person must attend a Company approved training school in order to be certified as a MD. The fee to become a MD is generally $99 (with an annual renewal fee of $99). MDs are paid a fee by the Company for training IAs.

         The Company operates a call center to answer IA questions and provide IA support. This system includes a current database of all IAs, their personal organizations and their subscribers. In addition, the Company has licensed a commission processing software system to process the high volume of data necessary to calculate commissions. This system prepares weekly commission payments.

PRODUCTS AND SERVICES

         The Company markets a variety of long distance and value-added telecommunications services and products to customers in equal access areas, which currently include 1-Plus long distance service, travel cards and prepaid phone cards, 800 service and international telecommunications service.

         Following is a summary of the various long distance and value-added services and products the Company currently provides to subscribers.

         1-Plus Long Distance. The Company's 1-Plus long distance service serves as a replacement for a customer's former long distance service (such as the long distance services provided by AT&T, MCI and Sprint). The 1-Plus services marketed by the Company are billed on a flat rate basis, where the cost of a call does not vary depending upon the distance of a call or the time of day or day of week when the call is originated or terminated. Residential 1-Plus services marketed by the Company are billed based on one minute increments, and business 1-Plus service is billed based on 6-second increments with a 30-second minimum.

         Travel Cards. The Company offers a calling card to 1-Plus subscribers. The calling card offers subscribers no first minute surcharge, conference calling, fax storage and LEC billing. There is no monthly fee for calling cards.

         Prepaid Phone Cards. The Company offers prepaid phone cards in domestic time increments of 5 hours, 1 hour, 30 minutes and 10 minutes. These cards may be used for domestic and international calls. If used for international calls, a greater number of minutes will be deducted from the call in proportion to the differential between the domestic and applicable international rate.

         800 Service. The Company markets toll-free inbound service. The service is billed based on a flat rate regardless of the time the call is originated or terminated or (within the continental United States) the distance of the call. Small business and residential customers are charged a $1.00 per month service fee, and their calls are billed in 1-minute increments. Large businesses are billed a $5.00 per month service fee, and their calls are billed in 6-second increments with a 30-second minimum.

         International Telecommunications Service. The Company offers two international calling programs for both residential and business customers. The standard residential program, which is available to all residential customers without the payment of an additional fee, provides customers with international telecommunications services that are billed based on a flat rate to each country in 1-minute increments. The standard business program, which is available to business customers without the payment of an additional fee, provides customers with international telecommunications services that are billed in 6-second increments with a 30-second minimum. Business and residential customers may join the "V.I.P." international calling program upon the payment of a $5.00 or $3.00 monthly fee, respectively, and receive a 20% discount off of the international rates charged to persons who are not members of the "V.I.P." program plus an additional 5% discount for any particular designated country.

INFORMATION SYSTEMS

         The Company believes that maintaining sophisticated and reliable transaction processing systems is essential for multi-level network marketing companies. Accordingly, the Company invests in maintaining and enhancing its computer systems. The Company's systems are designed to process detailed and customized IA commission payments, monitor and analyze financial and operating trends and track each IA's personal organization.

IA SUPPORT

         The Company operates a call center where advisors answer IA questions and provide information to IAs. This system includes a current database of all IAs, their personal organizations and their subscribers. The Company has licensed a commission processing software system that incorporates the provisions of the Company's marketing program for purposes of calculating commissions. The Company also maintains transaction processing systems that facilitate the shipment of IA training and marketing materials. In addition, the Company's order processing system tracks the receiving, storage, shipment and purchasing of sales aid products.

SUPPLIER

         The Company does not own a long distance network. As a result, Maxxis Telecom has contracted with CRC to obtain switching and network services. The Company now depends exclusively on CRC for the transmission of subscriber phone calls and the activation of prepaid phone cards. The Company's 1-Plus Agreement with CRC, which expires on February 20, 2000, provides that the Company will have rights to the subscriber base developed under the agreement upon achieving certain minimum levels of monthly revenues on CRC's network. There can be no assurance that the Company will achieve the minimum level of monthly revenues on CRC's network necessary to have rights to the subscriber base. In addition, minimum monthly revenues may be more difficult to maintain if the Company utilizes additional carriers, and the Company could be subject to additional minimum commitments including, but not limited to, minimum monthly revenues or minimum monthly minutes of usage, with such new carriers. The accurate and prompt billing of subscribers originated by the IAs is also dependent upon CRC. The failure of CRC to accurately and promptly bill subscribers could lead to a loss of subscribers and could have a material adverse effect on the Company's business, financial condition and results of operations. The Company would be required to use another carrier if the 1-Plus Agreement is terminated, the usage or number of subscribers originated by the Company's IAs exceeds the capacity of CRC or CRC fails to provide quality services. In such event, or in the event the Company otherwise elects to use other carriers, the cost paid by the Company for such long distance services may exceed that paid under the 1-Plus Agreement. If the 1-Plus Agreement is terminated, there can be no assurance that the Company could enter into new contracts with other providers on terms favorable to the Company or at all. The termination of the 1-Plus Agreement could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors - Relationship with Carrier."

SUBSCRIBER SUPPORT

         CRC's is responsible for the billing of long distance customers and for providing customer service. Services are provided under CRC's state, national and international tariffs. The Company has been informed that CRC possesses all tariffs necessary to offer such services.

COMPETITION

         The Company faces competition in the United States for both the products and services it sells and for the sponsoring and retaining of independent salespeople. The United States long distance telecommunications industry is intensely competitive, rapidly evolving and subject to rapid technological change. In addition, the industry is significantly influenced by the marketing and pricing practices of the major industry participants. AT&T, MCI, Sprint and WorldCom are the dominant competitors in the domestic long distance telecommunications industry. All of these companies are significantly larger than the Company and have substantially greater resources. According to a 1995 FCC report, AT&T, MCI, Sprint and WorldCom accounted for approximately 56%, 17%, 10% and 5%, respectively, of total domestic long distance revenue for calendar year 1994. Many of the Company's current and potential competitors have longer operating histories, greater name recognition, larger customer bases and substantially greater financial, personnel, marketing, technical and other resources than the Company. These competitors employ various means to attract new subscribers, including television and other advertising campaigns, telemarketing programs, network marketing and cash payments and other incentives to new subscribers. The Company's ability to compete effectively depends upon, among other factors, its ability to offer high quality products and services at competitive prices. There can be no assurance that the Company will be able to compete successfully. See "Risk Factors - Intense Competition."

         The evolving regulatory environment of the United States telecommunications industry significantly influences the Company's ability to compete. On February 8, 1996, President Clinton signed into law the 1996 Telecommunications Act that will allow LECs, including the BOCs, to provide long distance telephone service inter-LATA, which will likely significantly increase competition for long distance services. The new legislation also grants the FCC the authority to deregulate other aspects of the telecommunications industry. Such increased competition could have a material adverse effect on the Company's business, financial condition and results of operations.

         Telecommunications companies compete for subscribers based on price, among other things, with major long distance carriers conducting extensive advertising campaigns to capture market share. There can be no assurance that a decrease in the rates charged for communications services by the major long distance carriers or other competitors, whether caused by general competitive pressures or the entry of the BOCs and other LECs into the long distance market, would not have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company expects that the telecommunications services markets will continue to attract new competitors and new technologies, possibly including alternative technologies that are more sophisticated and cost effective than the technologies included in the products and services offered by the Company. The Company does not have the contractual right to prevent subscribers from changing to a competing service, and the subscribers may terminate their service at will.

         The Company also competes for IAs with other direct selling organizations, some of which have longer operating histories and greater visibility, name recognition and financial resources. The leading network marketing companies in the Company's markets are EXCEL, ACN and Amway. The Company competes for new IAs on the basis of the Company's reputation, perceived opportunity for financial success and quality and range of products offered for sale. Management envisions the entry of many more direct selling organizations into the marketplace. There can be no assurance that the Company will be able to successfully meet the challenges posed by this increased competition. The Company competes for the time, attention and commitment of its IAs. Given that the pool of individuals interested in the business opportunities presented by direct selling is limited in each market, the potential pool of IAs for the Company's products and services is reduced to the extent other network marketing companies successfully recruit these individuals. Although management believes that the Company offers an attractive business opportunity, there can be no assurance that other network marketing companies will not be able to recruit the Company's existing IAs or deplete the pool of potential IAs in a given market and, in such event, the Company's business, financial condition and results of operations could be materially adversely affected. See "Risk Factors - Intense Competition."

PROPRIETARY RIGHTS

         The Company has applied for a federal registration for the mark "MAXXIS." In addition, the Company relies upon common law rights to establish and protect its intellectual property. There can be no assurance that the Company's measures to protect its intellectual property will prevent or deter the unauthorized use of the Company's intellectual property. The Company's inability to protect its intellectual property rights could have a material adverse effect upon the Company's business, financial condition and results of operations. From time to time, companies may assert other trademark and service mark rights relevant to the Company's business, and future products of the Company may need to be marketed under different names if the mark "MAXXIS" is being used by other companies. The Company could also incur substantial costs to defend any legal action taken against the Company. If, in any legal action that might arise, the Company's asserted trademarks or service marks should be found to infringe upon other intellectual property rights, the Company could be enjoined from further infringement and required to pay damages. In the event a third party were to sustain a valid claim against the Company, and in the event any required license were not available on commercially reasonable terms, the Company's business, financial condition and results of operations could be materially adversely affected. Litigation, which could result in substantial cost to and diversion of resources of the Company, may also be necessary to enforce intellectual property rights of the Company or to defend the Company against claimed infringement of the rights of others. See "Risk Factors - Possible Claims Relating to Ownership of Proprietary Rights."

REGULATION

         Various regulatory factors may have an impact on the Company's ability to compete and on its financial performance. The Company's carrier, CRC, is subject to regulation by the FCC and by various state public service and public utility commissions. Federal and state regulations and regulatory trends have had, and may have in the future, both positive and negative effects on the Company and on the telecommunications service industry as a whole. FCC policy currently requires interexchange carriers to provide resale of the use of their transmission facilities. The FCC also requires LECs to provide all interexchange carriers with equal access to the origination and termination of calls. If either or both of these requirements were removed, CRC and, therefore, the Company could be adversely affected. CRC may experience disruptions in service due to factors outside CRC's and the Company's control, which may cause CRC to lose the ability to complete its subscribers' long distance calls. The Company believes that CRC has made all filings with the FCC necessary to allow CRC to provide interstate and international long distance service. In order to provide intrastate long distance service, CRC is required to obtain certification to provide telecommunications services from the public service or public utility commissions of each state, or to register or be found exempt from registration by such commissions. While the Company believes that CRC is in compliance with the applicable state and federal regulations governing telecommunications service, there can be no assurance that the FCC or any state regulatory authority in one or more states will not raise material issues with regard to CRC's compliance with applicable regulations, or that regulatory activities with respect to CRC will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors - Regulation of Long Distance Telephone Services."

         In February 1996, the enactment of the 1996 Telecommunications Act served to increase competition in the long distance and local telecommunications markets. The 1996 Telecommunications Act opens competition in the local services market and, at the same time, contains provisions intended to protect consumers and businesses from unfair competition by incumbent LECs, including the BOCs. The 1996 Telecommunications Act allows BOCs to provide long distance service outside of their local service territories but bars them from immediately offering in-region inter-LATA long distance services until certain conditions are satisfied. A BOC must apply to the FCC to provide in-region inter-LATA long distance services and must satisfy a set of pro-competitive criteria intended to ensure that BOCs open their own local markets to competition before the FCC will approve such application. The Company is unable to determine how the FCC will rule on any such application. The new legislation may result in increased competition to the Company from others, including the BOCs, and increased transmission costs in the future. See "Risk Factors - Intense Competition." If the federal and state regulations requiring the LECs to provide equal access for the origination and termination of calls by long distance subscribers change or if the regulations governing the fees to be charged for such access services change, particularly if such regulations are changed to allow variable pricing of such access fees based upon volume, such changes could have a material adverse effect upon the Company's business, financial condition and results of operations. See "- Competition" and "Risk Factors - Regulation of Long Distance Telephone Services."

         The Company's network marketing system is subject to or affected by extensive government regulation including, without limitation, federal and state regulations governing the offer and sale of business franchises, business opportunities and securities. Various governmental agencies monitor direct selling activities, and the Company could be required to supply information regarding its marketing plan to such agencies. Although the Company believes that its network marketing system is in material compliance with the laws and regulations relating to direct selling activities, there can be no assurance that legislation and regulations adopted in particular jurisdictions in the future will not adversely affect the Company's business, financial condition and results of operations. The Company also could be found to be in non-compliance with existing statutes or regulations as a result of, among other things, misconduct by IAs, who are considered independent contractors over whom the Company has limited control, the ambiguous nature of certain of the regulations and the considerable interpretive and enforcement discretion given to regulators. Any assertion or determination that the Company or the IAs are not in compliance with existing statutes or regulations could have a material adverse effect on the Company's business, financial condition and results of operations. An adverse determination by any one state on any regulatory matter could influence the decisions of regulatory authorities in other jurisdictions. See "Risk Factors - Regulation of Network Marketing; Effect of State Laws."

         Furthermore, the primary goal of the Offering is to increase the motivation of regional directors by allowing them to purchase an interest in the Company. Accordingly, because the Company desires the ability to offer its Class B Common Stock to regional directors in certain states, the Company will attempt to register or qualify the Offering in such states. Due to the varying nature of state securities regulations and the considerable discretion given to state securities regulators, the Company may be unable to register or qualify the Offering in certain states. The inability of the Company to offer the Shares to residents of certain states may limit the ability of the Company to attract IAs in such states, or lead to increased attrition of IAs in such states, and may have a material adverse effect on the Company's business, prospects, financial condition and results of operations. An adverse determination by any one state regulator on a securities regulatory matter could influence the decisions of securities regulatory authorities in other jurisdictions. See "Risk Factors Regulation of Network Marketing; Effect of State Laws."

FACILITIES

         The Company operates out of offices in Atlanta, Georgia consisting of approximately 7,200 square feet of general and administrative office space and approximately 5,500 square feet of training space. The Company believes that it will be required to lease or build additional facilities, including at least one additional call center and new corporate headquarters, in order to meet adequately its needs in the future. The Company believes that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed.

EMPLOYEES

         As of June 30, 1997, the Company employed approximately 25 people. The Company's IAs are classified by the Company as independent contractors; however, two of the Company's employees are also IAs. The Company's employees are not unionized, and the Company believes its relationship with its employees is good.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The directors and executive officers of the Company are set forth below. The Company's Board of Directors consists of nine directors divided into three classes of directors, serving staggered three-year terms. Directors and executive officers of the Company are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified. Directors of the Company are elected at the annual meeting of shareholders. Officers of the Company are appointed at the Board's first meeting after each annual meeting of shareholders. The ages of the persons set forth below are as of October 1, 1997.


                                                                                       TERM AS
                                                                                       DIRECTOR
NAME                            AGE            POSITIONS WITH THE COMPANY              EXPIRES
----                            ---            --------------------------              -------
Ivey J. Stokes...............    38     Chairman of the Board of Directors              1998

Thomas O. Cordy..............    56     Chief Executive Officer, President and
                                        Director                                        1998

Shawn J. Dinwiddie...........    31     Chief Financial Officer, Vice President of
                                        Operations and Treasurer                         -

James W. Brown...............    62     Executive Vice President, Secretary and
                                        Director                                        1999

Larry W. Gates, II...........    34     Vice President - Human Resources and
                                        Director                                        1999

Charles P. Bernstein.........    47     Director                                        2000

Alvin Curry..................    40     Director                                        1998

Robert J. Glover, Jr.........    36     Director                                        1999

Terry Harris.................    43     Director                                        2000

Philip E. Lundquist..........    61     Director                                        2000


         The Company intends to adopt a policy requiring that any material transactions between the Company and persons or entities affiliated with officers, directors or principal shareholders of the Company be on terms no less favorable to the Company than reasonably could have been obtained in arm's length transactions with independent third parties. Any other matters involving potential conflicts of interests are to be resolved on a case-by-case basis. See "Certain Transactions."

         IVEY J. STOKES has served as Chairman of the Board of Directors of the Company since its inception. From 1986 to 1997, Mr. Stokes owned and operated an independent marketing group as a sole proprietorship.

         THOMAS O. CORDY has served as Chief Executive Officer, President and a Director of the Company since May 1997. Prior to that time, he served as President and Chief Executive Officer of CI Cascade Corp. Mr. Cordy currently serves as Vice Chairman of the Board of Trustees for Clark Atlanta University, Chairman of the Board of Renaissance Capital Corporation and a Director of Cox Enterprises.

         SHAWN J. DINWIDDIE has served as Chief Financial Officer, Vice President of Operations and Treasurer of the Company since its inception. Since 1993, Mr. Dinwiddie was employed as a Budget Analyst with Atlantic Steel, Inc. From 1987 to 1993, Mr. Dinwiddie was an officer in the United States Army in the area of logistics management.

         JAMES W. BROWN currently serves as Executive Vice President and Secretary of the Company and has been a Director of the Company since May 1997. He served as President and Chief Executive Officer of the Company from inception to April 1997. He has also served as Chief Executive Officer, President and a Director of Maxxis 2000 since its inception. From 1995 to 1997, Mr. Brown has served as a manager of NetWorld Communications, L.L.C. Since 1979, Mr. Brown has also served as President and Chief Executive Officer of Marketing Ideas, Ltd.

         LARRY W. GATES, II has served as Vice President of Human Resources since the Company's inception and a Director of the Company since May 1997. Since 1993, Mr. Gates has owned and operated an independent marketing group as a sole proprietorship.

         CHARLES P. BERNSTEIN has served as a Director of the Company since May 1997. Since 1992, Mr. Bernstein has also served as President of Harvest Mortgage Co.

         ALVIN CURRY has served as a Director of the Company since its inception. He also serves as Executive Vice President and Chief Operating Officer of Maxxis 2000. Since 1987, Mr. Curry has owned and operated an independent marketing group as a sole proprietorship.

         ROBERT JAMES GLOVER, JR. has served as a Director of the Company since its inception. Since 1987, Mr. Glover has owned and operated an independent marketing group as a sole proprietorship.

         TERRY HARRIS has served as a Director of the Company since May 1997. Since 1982, Mr. Harris has served as Pastor and President of Tacoma Christian Center Inc.

         PHILIP E. LUNDQUIST has served as a Director of the Company since May 1997. He also serves as Chairman of Christopher Partners Inc. Since 1988, Mr. Lundquist has owned and operated an investment banking consulting company as a sole proprietorship.

COMMITTEES OF THE BOARD

         Subsequent to the Offering, the Board of Directors will establish an audit committee (the "Audit Committee"). The Audit Committee will be comprised solely of independent directors and will be charged with reviewing the Company's annual audit and meeting with the Company's independent accountants to review the Company's internal controls and financial management practices.

         Also, subsequent to the Offering, the Board of Directors will establish a compensation committee (the "Compensation Committee"). The Compensation Committee will be comprised solely of "disinterested persons" within the meaning of Rule 16b-3(c)(2)(i) promulgated under the Exchange Act and "outside directors" as contemplated by Section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended. The Compensation Committee will be responsible for establishing salaries, bonuses and other compensation for the Company's executive officers.

DIRECTOR COMPENSATION

         Members of the Board of Directors are reimbursed for their out-of-pocket expenses for each meeting attended, but otherwise serve without compensation.

EXECUTIVE COMPENSATION

         The following Summary Compensation Table sets forth the compensation earned by the Company's current Chief Executive Officer and its former chief executive officer for the Inception Period. No executive officers of the Company received a combined salary and bonus in excess of $100,000 during the Inception Period.

                           SUMMARY COMPENSATION TABLE

                                         INCEPTION PERIOD
                                          COMPENSATION
                                         ----------------
                                          SALARY   BONUS
NAME AND PRINCIPAL POSITION                 ($)     ($)
---------------------------               ------   -----
Thomas O. Cordy(1) ....................   $5,250   $ --
  Chief Executive Officer and President

James W. Brown(1) .....................    7,950     --
  Executive Vice President

--------------

(1) Mr. Brown served as the Chief Executive Officer and President of the Company from inception to April 30, 1997, and Mr. Cordy has served as Chief Executive Officer of the Company since May 1, 1997.

OPTION GRANTS DURING 1997

         As of June 30, 1997, no options had been granted to the Chief Executive Officer of the Company, and no executive officer of the company received a combined salary and bonus in excess of $100,000 during the Inception Period.

EMPLOYMENT AGREEMENTS

         In May 1997, the Company entered into an employment agreement with Mr. Cordy, and in September 1997, the Company entered into employment agreements with each of Messrs. Brown, Curry and Dinwiddie (collectively, the "Employment Agreements"). Generally, the Employment Agreements provide for a minimum weekly salary. In addition, the employee may participate in a bonus program and shall be eligible to receive quarterly or annual payments of a performance bonus based upon the achievement of targeted levels of performance and such other criteria as the Board of Directors shall establish from time to time. Mr. Cordy's employment agreement provides for an additional bonus payment on July 1, 1998 and the purchase of Class A Common Stock. Each employee may participate in insurance and other benefit plans of similarly situated employees, including any stock option plans of the Company.

         Each of the Employment Agreements has a term of one year, and the term renews daily until either party fixes the remaining term at one year by giving written notice. The Company can terminate each employee upon death or disability (as defined in the Employment Agreements) or with or without cause upon delivery to the employee of a notice of termination. If the employee is terminated because of death, disability or cause, the employee will receive any accrued compensation through the termination date and any accrued performance bonus, unless the employee is terminated for cause. If the employee is terminated without cause, the Company shall pay the employee severance payments equal to his minimum base salary for each week during the six-month period following the termination date. If the employee is a director or officer of the Company or any of its affiliates, the employee shall tender his resignation to such positions effective as of the termination date.

         Under the Employment Agreements, each employee agrees to maintain the confidentiality of the Company's trade secrets and confidential business information. The employee also agrees for a period of one year following the termination date, if he is terminated or resigns for any reason, not to compete with or solicit employees or customers of the Company or any of its affiliates within a 30-mile radius of the Company's corporate offices; provided, that if the employee is terminated without cause, the non-compete period shall be six months.

SALES REPRESENTATIVE AGREEMENTS

         In September 1997, the Company entered into independent sales representative agreements (collectively, the "Sales Representative Agreements") with ten independent sales representatives, including Messrs. Stokes, Gates and Glover. The Sales Representative Agreements provide for a minimum weekly salary, and each sales representative shall be eligible to receive quarterly payments of a performance bonus based upon the achievement of targeted levels of performance. Each sales representative is an independent contractor, and the Company does not exercise control over the activities of the sales representatives other than as set forth in the Sales Representative Agreements.

         Each of the Sales Representative Agreements has a term of one year, and the term renews daily until either party fixes the remaining term at one year by giving written notice. The Company can terminate each sales representative upon death or disability (as defined in the Sales Representative Agreements) or with or without cause upon delivery to the sales representative of a notice of termination. If a sales representative is terminated, the sales representative will receive any accrued fees through the termination date and any accrued performance bonus, unless the sales representative is terminated for cause. If the sales representative is a director or officer of the Company or any of its affiliates, the sales representative shall tender his resignation to such positions effective as of the termination date. Under the Sales Representative Agreements, each sales representative agrees to maintain the confidentiality of the Company's trade secrets and confidential business information.

CONSULTING AGREEMENT

         In September 1997, the Company entered into a consulting agreement with Mr. Robert P. Kelly. The consulting agreement provides for a minimum weekly salary, and the consultant may participate in a bonus program and shall be eligible to receive quarterly or annual payments of a performance bonus based upon the achievement of targeted levels of performance and such other criteria as the Board of Directors shall establish from time to time. The consultant is an independent contractor, and the Company does not exercise control over the activities of the consultant other than as set forth in the consulting agreement.

         The consulting agreement has a term of one year, and the term renews daily until either party fixes the remaining term at one year by giving written notice. The Company can terminate the consultant upon death or disability (as defined in the consulting agreement) or with or without cause upon delivery to the consultant of a notice of termination. If the consultant is terminated because of death, disability or cause, the consultant will receive any accrued fees through the termination date and any accrued performance bonus, unless the consultant is terminated for cause. If the consultant is terminated without cause, the Company shall pay the consultant severance payments equal to his minimum base salary for each week during the six-month period following the termination date.

         Under the consulting agreement, the consultant agrees to maintain the confidentiality of the Company's trade secrets and confidential business information. The consultant also agrees for a period of one year following the termination date, if he is terminated or resigns for any reason, not to compete with or solicit employees or customers of the Company or any of its affiliates within a 30-mile radius of the Company's corporate offices; provided, that if the consultant is terminated without cause, the non-compete period shall be six months.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Pursuant to the Articles, the Company is obligated to indemnify each of its directors and officers to the fullest extent permitted by Georgia Law with respect to all liability and loss suffered and reasonable expenses incurred by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director or officer of the Company. The Company is obligated to pay the reasonable expenses of the directors or officers incurred in defending such proceedings if the indemnified party agrees to repay all amounts advanced by the Company if it is ultimately determined that such indemnified party is not entitled to indemnification. See "Description of Capital Stock - Limitations on Liability of Officers and Directors."

                              CERTAIN TRANSACTIONS

         On February 16, 1997, Glover Enterprises, Inc., an affiliate of Robert
J. Glover, a director of the Company, loaned the Company $50,000 to fund initial start-up costs of the Company. The Company has repaid this loan.

         During the Inception Period, the Company paid a fee of $184,000 to IS 14, Inc. ("IS 14"), a former Delaware corporation which was controlled by certain of the directors and officers of the Company. The IS 14 fee was comprised of compensation to certain of the Company's officers and sales representatives prior to the establishment of the Company's payroll. IS 14 has been dissolved, and the Company will not make any additional payments to IS 14.

         Pursuant to Mr. Cordy's employment agreement, The Anchora Company, an affiliate of Mr. Cordy, purchased 800,000 shares of Class A Common Stock, at a price of $0.15 per share. In exchange, The Anchora Company gave the Company a $120,000 full recourse promissory note which bears interest at annual rate of 8.75%. Mr. Cordy guaranteed the promissory note. The principal and interest on the promissory note are due and payable on the earlier of May 1, 2002 or the closing of an underwritten public offering where the Company receives aggregate net proceeds of at least $5,000,000.

         Certain of the transactions described above may be on terms more favorable to officers, directors and principal shareholders than they could obtain in a transaction with an unaffiliated third party. The Company intends to adopt a policy requiring that all material transactions between the Company and its officers, directors or other affiliates must: (i) be approved by a majority of the disinterested members of the Board of Directors of the Company; and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. See "Risk Factors - Transactions with Related Parties."

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of October 10, 1997, and as adjusted to reflect the sale of 5,000,000 Shares of Class B Common Stock offered hereby, by: (i) each person known by the Company beneficially to own more than 5% of the outstanding shares of the Common Stock; (ii) each director of the Company; and (iii) all directors and executive officers of the Company as a group. Shares of both Class A Common Stock and Class B Common Stock are currently outstanding. The Shares to be issued in the Offering are Class B Common Stock. See "Description of Capital Stock." Except as otherwise indicated, all persons listed have sole voting and investment power with respect to their shares.

                                                           CLASS A                CLASS B
                                                        COMMON STOCK            COMMON STOCK      TOTAL AFTER THE OFFERING
                                                   ----------------------   --------------------  ------------------------
                                                                                                  PERCENT OF   PERCENT OF
                                                               PERCENT OF             PERCENT OF    VOTING       SHARES
NAME AND ADDRESS(a) OF BENEFICIAL OWNER             SHARES      CLASS(b)    SHARES    CLASS(b)     POWER      OUTSTANDING
---------------------------------------           ----------   ----------   -------   ----------  ----------   -----------
Alvin Curry(c) ................................    7,000,000      49.0%          --       --%        46.4%        31.4%
King David Trust(d) ...........................    5,000,000      35.0           --       --         33.1         22.4
Cynthia Glover, trustee(e) ....................    2,000,000      14.0           --       --         13.2          9.0
The Anchora Company(f) ........................      800,000       5.6           --       --          5.3          3.6
Charles P. Bernstein ..........................           --        --           --       --           --           --
James W. Brown ................................      500,000       3.5       20,000        *          3.3          2.3
Thomas O. Cordy(g) ............................           --        --           --       --           --           --
Larry W. Gates, II ............................      500,000       3.5           --       --          3.3          2.2
Robert J. Glover(h) ...........................           --        --           --       --           --           --
Terry Harris ..................................           --        --       40,000      1.3            *            *
Philip E. Lundquist ...........................           --        --           --       --           --           --
Ivey J. Stokes(i) .............................           --        --           --       --           --           --
All directors and executive officers as a group
  (10 persons) (c) - (i) ......................   11,300,000      79.0      110,000      3.7         74.9         51.2

-------------------

*        Less than one percent

(a) The address of the King David Trust and Alvin Curry is c/o Maxxis Group, Inc., 1901 Montreal Drive, Suite 108, Tucker, Georgia 30084. The address of Cynthia Glover, trustee, U/A Louise Glover dated January 10, 1997 is 7839 Taylor Cir., Riverdale, Georgia 30274. The address of the Anchora Company is c/o Salem Management Company, Ltd., Design House, Leeward Highway, P.O. Box 150, Providenciales Turks & Caicos Island, B.W.I.
(b) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if such person has or shares voting power or investment power with respect to such security, or has the right to acquire beneficial ownership at any time within 60 days from October 10, 1997. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.
(c) Includes 5,000,000 shares owned by the King David Trust of which Mr. Curry, a director of the Company, is the trustee. Mr. Curry disclaims beneficial ownership of such shares.
(d) All such shares are owned by the King David Trust of which Mr. Curry, a director of the Company, is the trustee and Mr. Stokes' minor children are the beneficiaries. Mr. Stokes, the Chairman of the Board, and Mr. Curry disclaim beneficial ownership of such shares.
(e) All such shares are owned by Cynthia Glover, trustee, U/A Louise Glover dated January 10, 1997. Ms. Glover is the wife of Robert J. Glover, a director of the Company. Mr. Glover is the sole beneficiary and disclaims beneficial ownership of such shares. In addition, Ms. Glover disclaims beneficial ownership of such shares.
(f) All such shares are owned by The Anchora Company of which Mr. Cordy the Chief Executive Officer and President of the Company is the protector. Mr. Cordy disclaims beneficial ownership of such shares.
(g) Excludes 800,000 shares owned by The Anchora Company, of which Mr. Cordy is the protector. Mr. Cordy disclaims beneficial ownership of such shares.
(h) Excludes 2,000,000 shares owned by Cynthia Glover, trustee, U/A Louise Glover dated January 10, 1997 of which Mr. Glover is the sole beneficiary. Mr. Glover disclaims beneficial ownership of such shares.
(i) Excludes 5,000,000 shares owned by the King David Trust of which Mr. Stokes' minor children are the beneficiaries. Mr. Stokes disclaims beneficial ownership of such shares.

                          DESCRIPTION OF CAPITAL STOCK

         The following description of the capital stock is only a summary and is subject to the provisions of the Articles and Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus forms a part, and the applicable provisions of Georgia Law.

GENERAL

         The Articles authorize the Company to issue up to 15,000,000 shares of Class A Common Stock and 185,000,000 shares of Class B Common Stock. As of the date hereof, 14,300,000 shares of Class A Common Stock are issued and outstanding and are held of record by 15 shareholders, and 3,000,000 shares of Class B Common Stock are issued and outstanding and are held of record by 42 shareholders. In addition, the Articles authorize the Company to issue up to 10,000,000 shares of preferred stock, no par value per share, with such rights and preferences as the Board of Directors shall determine; however, no preferred stock has been issued.

COMMON STOCK

         The rights of the holders of the Class A Common Stock and the Class B Common Stock are identical in all respects except for voting rights and conversion rights.

         Voting Rights. Except as otherwise provided by Georgia Law or the Articles, holders of Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote of the shareholders, with each share of Class A Common Stock entitled to ten votes and each share of Class B Common Stock entitled to one vote. See "Risk Factors - Concentration of Ownership; Voting Rights of Class A and Class B Common Stock." Under Georgia Law, the affirmative vote of the holders of a majority of the outstanding shares of any class of stock, voting as a single class, is required to approve, among other things, a change in the designations, rights, preferences or limitations of all or part of the shares of such class of stock.

         Conversion Rights. Upon the closing of an Initial Public Offering, each share of Class A Common Stock then outstanding shall automatically be converted into one fully paid and nonassessable share of Class B Common Stock. An "Initial Public Offering" means a public offering of the Company's capital stock for cash which is offered and sold in a transaction that is registered under the Securities Act through one or more underwriters, pursuant to an underwriting agreement between the Company and such underwriters, resulting in aggregate net proceeds of $5,000,000 to the Company.

         Other Provisions. Subject to the rights of the holders of any class of preferred stock, holders of record of shares of Common Stock on the record date fixed by the Board of Directors are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available for such purpose. No dividends may be declared or paid in cash or property on any share of any class of Common Stock unless simultaneously the same dividend is declared or paid on each share of the other class of Common Stock. In the case of any stock dividend, holders of Class A Common Stock are entitled to receive the same percentage dividend (payable in shares of Class A Common Stock) as the holders of Class B Common Stock receive (payable in shares of Class B Common Stock). Upon liquidation, dissolution or winding-up of the Company, the holders of the Common Stock are entitled to share ratably in all assets available for distribution after payment in full of creditors and payment in full to any holders of preferred stock then outstanding on any amount required to be paid under the terms of such preferred stock.

PREFERRED STOCK

         The Articles provide that the Board of Directors shall be authorized, without further action by the holders of the Common Stock, to provide for the issuance of shares of the preferred stock in one or more classes or series and to fix the designations, powers, preferences and relative, participating, optional and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference; and to fix the number of shares to be included in any such classes or series. Any preferred stock so issued may rank senior to the Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of preferred stock may have class or series voting rights. Upon completion of the Offering, the Company will not have any shares of preferred stock outstanding. Issuances of preferred stock, while providing the Company with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of Common Stock and, in certain circumstances, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company or the effect of decreasing the market price of the Common Stock. The Company has no present plan to issue any shares of preferred stock.

CERTAIN PROVISIONS OF THE ARTICLES, BYLAWS AND GEORGIA LAW

         Certain provisions of the Articles and Bylaws and the Georgia Law, summarized in the following paragraphs, may be considered to have antitakeover effects and may hinder, delay, deter or prevent a tender offer, proxy contest or other attempted takeover that a shareholder may deem to be in such shareholder's best interest, including such an attempted transaction as might result in payment of a premium over the market price for shares held by such shareholder.

         Classified Board of Directors. The Articles of Incorporation divide the Board of Directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors are elected at each annual meeting of shareholders. The classification of directors, together with other provisions in the Articles of Incorporation and Bylaws that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the Board of Directors, have the effect of making it more difficult for shareholders to change the composition of the Board of Directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not such a change in the Board of Directors would be beneficial to the Company and its shareholders and whether or not a majority of the Company's shareholders believes that such a change would be desirable. Currently, the terms of Class I directors expire in 1998, the terms of Class II directors expire in 1999 and the terms of Class III directors expire in 2000.

         Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals; Actions by Written Consent of Shareholders. The Bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before any meeting of shareholders of the Company. Any shareholder nomination or proposal for action at an upcoming shareholder meeting must be delivered to the Company no later than the deadline for submitting shareholder proposals pursuant to Rule 14a-8 under the Exchange Act. The presiding officer at any shareholder meeting is not required to recognize any proposal or nomination which did not comply with such deadline.

         The purpose of requiring shareholders to give the Company advance notice of nominations and other business is to afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Directors, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although the Bylaws do not give the Board of Directors any power to disapprove timely shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal.

         Actions required to be taken at a shareholder meeting may be taken without a meeting only if the unanimous written consent of the shareholders entitled to vote at such meeting is obtained and delivered to the Company for inclusion in its minute book or other corporate records.

         Georgia Business Combination Statute. Pursuant to its Bylaws, the Company is subject to the provisions of the Georgia Law, including provisions prohibiting various "business combinations" involving "interested shareholders" for a period of five years after the shareholder becomes an interested shareholder of the Company.

Such provisions prohibit any business combination with an interested shareholder unless either (i) prior to such time, the Board of Directors approves either the business combination or the transaction by which such shareholder became an interested shareholder; (ii) in the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder became the beneficial owner of at least 90% of the outstanding voting stock of the Company which was not held by directors, officers, affiliates thereof, subsidiaries or certain employee option plans of the Company, or (iii) subsequent to becoming an interested shareholder, such shareholder acquired additional shares resulting in such shareholder owning at least 90% of the outstanding voting stock of the Company and the business combination is approved by a majority of the disinterested shareholders' shares not held by directors, officers, affiliates thereof, subsidiaries or certain employee stock option plans of the Company. Under the relevant provisions of the Georgia Law, a "business combination" is defined to include, among other things, (i) any merger, consolidation, share exchange or any sale, transfer or other disposition (or series of related sales or transfers) of assets of the Company having an aggregate book value of 10% or more of the Company's net assets (measured as of the end of the most recent fiscal quarter), with an interested shareholder of the Company or any other corporation which is or, after giving effect to such business combination, becomes an affiliate of any such interested shareholder, (ii) the liquidation or dissolution of the Company, (iii) the receipt by an interested shareholder of any benefit from any loan, advance, guarantee, pledge, tax credit or other financial benefit from the Company, other than in the ordinary course of business and (iv) certain other transactions involving the issuance or reclassification of securities of the Company which produce the result that 5% or more of the total equity shares of the Company, or of any class or series thereof, is owned by an interested shareholder. An "interested shareholder" is defined by the Georgia Law to include any person or entity that, together with affiliates, beneficially owns or has the right to own 10% or more of the outstanding voting shares of the Company, or any person that is an affiliate of the Company and has, at any time within the preceding two-year period, been the beneficial owner of 10% or more of the outstanding voting shares of the Company. The restrictions on business combinations shall not apply to any person who was an interested shareholder before the adoption of the Bylaws which made the provisions applicable to the Company nor to any persons who subsequently become interested shareholders inadvertently, subsequently divest sufficient shares so that the shareholder ceases to be an interested shareholder and would not, at any time within the five-year period immediately before a business combination involving the shareholder have been an interested shareholder but for the inadvertent acquisition.

         Constituency Provisions. In addition to considering the effects of any action on the Company and its shareholders, the Articles permit the Board of Directors and the committees and individual members thereof to consider the interests of various constituencies, including employees, customers, suppliers, and creditors of the Company, communities in which the Company maintains offices or operations, and other factors which such directors deem pertinent, in carrying out and discharging the duties and responsibilities of such positions and in determining what is believed to be in the best interests of the Company.

LIMITATIONS ON LIABILITY OF OFFICERS AND DIRECTORS

         The Articles provide that no director shall be personally liable to the Company or any of its shareholders for any breach of the duties of such position, except that such elimination of liability does not apply to: (i) appropriations of business opportunities from the Company in violation of such director's duties; (ii) knowing or intentional misconduct or violation of law;
(iii) liability for assent to distributions which are illegal or improper under the Georgia Law or the Articles; and (iv) liability for any transaction in which an improper personal benefit is derived. In addition, the Articles state that if the Georgia Law is ever amended to allow for greater exculpation of directors than presently permitted, the directors shall be relieved from liabilities to the fullest extent provided by the Georgia Law, as so amended, without further action by the Board or the shareholders of the Company, unless the Georgia Law provides otherwise. No modification or repeal of this provision will adversely affect the elimination or reduction in liability provided thereby with respect to any alleged act occurring before the effective date of such modification or repeal.

         The Company intends to enter into agreements with each of its current directors and executive officers pursuant to which it is obligated to indemnify those persons to the fullest extent authorized by law and to advance payments to cover defense costs against an unsecured obligation to repay such advances if it is ultimately determined that the recipient of the advance is not entitled to indemnification. The indemnification agreements will provide that no indemnification or advancement of expenses shall be made
(a) if a final adjudication establishes that his actions or omissions to act were material to the cause of action so adjudicated and constitute: (i) a violation of criminal law (unless the indemnitee had reasonable cause to believe that his actions were lawful); (ii) a transaction from which the indemnitee derived an improper personal benefit; (iii) an unlawful distribution or dividend under the Georgia Law; or (iv) willful misconduct or a conscious disregard for the just interests of the Company in a derivative or shareholder action; (b) for liability under Section 16(b) of the Exchange Act, or (c) if a final decision by a court having jurisdiction in the matter determines that indemnification is not lawful.

         At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted under the Bylaws or the Georgia Law.

SHAREHOLDERS' AGREEMENT

         The Company and all of the holders of the Class A Common Stock have entered into a Shareholders' Agreement whereby the shareholders agreed to certain restrictions on the transfer or other disposition of the shares of Class A Common Stock held by each holder. In the event a shareholder intends to transfer his or her Class A Common Stock to a non-permitted transferee, the Company and the remaining shareholders have a right of first refusal to purchase the transferring shareholder's Class A Common Stock at fair market value. In addition, if the Company terminates a shareholder's employment or engagement as a sales representative or consultant for cause(or the employment or engagement of certain persons associated with a shareholder), the Company shall have the right to repurchase, at fair market value, an amount of the shareholder's Class A Common Stock which begins at 100% and declines 20% per year for each completed year of service with the Company. If either the right of first refusal or the Company's right to purchase is exercised, either provision could have the effect of further concentrating the stock ownership and voting power of the Company. See "Risk Factors - Shares Eligible for Future Sale."

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of the Offering, assuming the sale of 5,000,000 Shares offered hereby, the Company will have outstanding 8,000,000 shares of Class B Common Stock. Of these shares, the 5,000,000 shares offered hereby will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act described below, but will be subject to certain possible restrictions pursuant to the Subscription Agreement. See "The Offering - Transfer Restrictions." The remaining 3,000,000 shares of Class B Common Stock outstanding upon completion of the Offering are "Restricted Securities" under Rule 144 of the Securities Act in that they were originally issued and sold by the Company in private transactions in reliance upon exemptions from the registration provisions of the Securities Act. In addition, the Company will have outstanding 14,300,000 shares of Class A Common Stock, and all such shares are Restricted Securities.

         In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons deemed to be affiliates, whose Restricted Securities have been fully paid for and held for at least two years from the date of issuance by the Company may sell such securities in brokers' transactions or directly to market makers, provided the number of shares sold in any three-month period does not exceed the greater of 1% of the then outstanding shares of the Common Stock (223,000 shares based on the number of shares to be outstanding after this Offering) or the average weekly trading volume in the public market during the four calendar weeks preceding the filing of the Seller's Form 144. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information concerning the Company. After three years have elapsed from the issuance of Restricted Securities by the Company, such shares generally may be sold without limitation by persons who have not been affiliates of the Company for at least three months. Rule 144 also provides that affiliates who are selling shares which are not Restricted Securities must nonetheless comply with the same restrictions applicable to Restricted Securities with the exception of the holding period requirements.

         Prior to the Offering, there has been no public market for the Common Stock of the Company, and any sale of substantial amounts of Common Stock in the open market may adversely affect the market price of the Class B Common Stock offered hereby. See "Risk Factors - Shares Eligible for Future Sale."

                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia.

                                     EXPERTS

         The audited consolidated financial statements of the Company in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in giving said reports.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To Maxxis Group, Inc.:


We have audited the accompanying consolidated balance sheet of MAXXIS GROUP, INC. (a Georgia corporation) AND SUBSIDIARIES as of June 30, 1997 and the related consolidated statements of operations, shareholders' equity, and cash flows for the period from January 24, 1997 (inception) to June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Maxxis Group, Inc. and subsidiaries as of June 30, 1997 and the results of their operations and their cash flows for the period from January 24, 1997 (inception) to June 30, 1997 in conformity with generally accepted accounting principles.



/s/ Arthur Andersen LLP
-----------------------------------
Atlanta, Georgia
September 22, 1997
(except with respect to that matter
discussed in the second paragraph
to Note 8, as to which the date is
October 8, 1997)

                       MAXXIS GROUP, INC. AND SUBSIDIARIES


                           CONSOLIDATED BALANCE SHEET

                                  JUNE 30, 1997





                                     ASSETS
===============================================================================

CURRENT ASSETS:
    Cash and cash equivalents                              $  35,000
    Short-term investments                                    10,000
    Subscriber receivables                                    25,000
    Inventories                                              185,000
    Prepaid expenses                                          12,000
    Other current assets                                      23,000
                                                           ---------
                                                             290,000

PROPERTY AND EQUIPMENT, NET                                   92,000
ORGANIZATIONAL COSTS, NET                                    100,000
CAPITALIZED SOFTWARE DEVELOPMENT COSTS, NET                  118,000
OTHER ASSETS                                                  20,000
                                                           ---------
                                                           $ 620,000
                                                           =========


                      LIABILITIES AND SHAREHOLDERS' EQUITY
===============================================================================

CURRENT LIABILITIES:
    Accounts payable                                       $ 158,000
    Commissions payable                                       42,000
    Accrued liabilities                                      103,000
                                                           ---------
                                                             303,000
                                                           ---------

COMMITMENTS AND CONTINGENCIES (NOTE 7)

SHAREHOLDERS' EQUITY:
    Stock subscription deposits                              360,000
    Class A common stock, no par value; 15,000,000
      shares authorized, 14,300,000 shares issued
      and outstanding                                              0
    Class B common stock, no par value; 185,000,000 shares
      authorized, shares issued and outstanding                    0
    Subscription receivable                                 (120,000)
    Additional paid-in capital                               127,000
    Accumulated deficit                                      (50,000)
                                                           ---------
              Total shareholders' equity                     317,000
                                                           ---------
                                                            $620,000
                                                           =========


 The accompanying notes are an integral part of this consolidated balance sheet.

                       MAXXIS GROUP, INC. AND SUBSIDIARIES


                      CONSOLIDATED STATEMENT OF OPERATIONS

                FOR THE PERIOD FROM JANUARY 24, 1997 (INCEPTION)

                                TO JUNE 30, 1997

REVENUES:
    Communication services                               $2,666,000
    Subscriber services                                      25,000
                                                         ----------
              Total revenues                              2,691,000
COST OF SERVICES                                          1,016,000
                                                         ----------
              Gross margin                                1,675,000
                                                         ----------
OPERATING EXPENSES:
    Selling and marketing                                 1,089,000
    General and administrative                              636,000
                                                         ----------
              Total operating expenses                    1,725,000
LOSS BEFORE INCOME TAX BENEFIT                              (50,000)

INCOME TAX BENEFIT                                                0
                                                         ----------
NET LOSS                                                 $  (50,000)
                                                         ----------

NET LOSS PER SHARE                                       $    (.003)
                                                         ----------

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING            17,300,000
                                                         ==========


   The accompanying notes are an integral part of this consolidated statement.


                       MAXXIS GROUP, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                FOR THE PERIOD FROM JANUARY 24, 1997 (INCEPTION)

                                TO JUNE 30, 1997











                                        CLASS A
                                       COMMON STOCK           STOCK                     ADDITIONAL
                                  ----------------------   SUBSCRIPTION  SUBSCRIPTION    PAID-IN    ACCUMULATED
                                   SHARES        AMOUNT      DEPOSITS      RECEIVABLE    CAPITAL      DEFICIT       TOTAL
                                  ----------   ---------   ------------  ------------  -----------  -----------   ----------
BALANCE, JANUARY 24, 1997                  0   $        0   $        0   $        0    $        0   $        0    $        0

    Issuance of common stock      14,300,000            0            0     (120,000)      127,000            0         7,000
    Stock subscription deposits            0            0      360,000            0             0            0       360,000
    Net loss                               0            0            0            0             0      (50,000)      (50,000)
                                  ----------   ----------   ----------   ----------    ----------   ----------    ----------
BALANCE, JUNE 30, 1997            14,300,000   $        0   $  360,000   $ (120,000)   $  127,000   $  (50,000)   $  317,000
                                  ==========   ==========   ==========   ==========    ===========  ==========    ==========






  The accompanying notes are an integral part of this consolidated statement.

                       MAXXIS GROUP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                FOR THE PERIOD FROM JANUARY 24, 1997 (INCEPTION)

                                TO JUNE 30, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                                                             $ (50,000)
    Adjustments to reconcile net loss to net cash provided by operating activities:                      ---------
           Depreciation and amortization                                                                    30,000
           Changes in assets and liabilities:

              Subscriber receivables                                                                       (25,000)
              Inventories                                                                                 (185,000)
              Prepaid expenses                                                                             (12,000)
              Deposits and other                                                                           (43,000)
              Commissions payable                                                                           42,000
              Accounts payable                                                                             158,000
              Accrued liabilities                                                                          103,000
                                                                                                         ---------
                 Total adjustments                                                                          68,000
                                                                                                         ---------
                 Net cash provided by operating activities                                                  18,000
                                                                                                         ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures                                                                                   (99,000)
    Purchase of short-term investment                                                                      (10,000)
    Software development and organizational costs                                                         (241,000)
                                                                                                         ---------
                 Net cash used by investing activities                                                    (350,000)
                                                                                                         ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from stock subscriptions                                                                      360,000
    Proceeds from issuance of common stock                                                                   7,000
                                                                                                         ---------
                 Net cash provided by financing activities                                                 367,000
                                                                                                         ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                                                   35,000

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                                                   0
                                                                                                         ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                                                 $  35,000
                                                                                                         =========


SUPPLEMENTAL CASH FLOW DISCLOSURES:

    Cash paid for interest                                                                               $       0
                                                                                                         =========
    Cash paid for income taxes                                                                           $       0
                                                                                                         =========
    Stock issued for note receivable                                                                     $ 120,000
                                                                                                         =========


  The accompanying notes are an integral part of this consolidated statement.

                       MAXXIS GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  JUNE 30, 1997

  1.  ORGANIZATION AND PRESENTATION

      DESCRIPTION OF BUSINESS AND OPERATIONS

      Maxxis Group, Inc., a Georgia corporation, was incorporated on January 24, 1997 ("inception") and is headquartered in Tucker, Georgia. The Company's principal business operations are carried out through its wholly owned subsidiaries, Maxxis 2000, Inc. and Maxxis Telecom, Inc., which began operations in March 1997. Maxxis Group, Inc., together with its wholly owned subsidiaries (collectively referred to as the "Company"), was founded for the purpose of providing long-distance services and other consumable products through a multilevel marketing system of independent associates ("Associates") to subscribers throughout the United States. The Company currently markets both long-distance service and value-added telecommunications services, such as travel cards, prepaid phone cards, 800 service, and international telecommunications service.

      The Company has a limited operating history, and its operations are subject to the risks inherent in the establishment of any new business. Since the Company has only recently made the transition to an operating company, the Company's ability to manage its growth and expansion will require it to implement and continually expand its operational and financial systems, recruit additional employees, and train and manage both current and new employees. Growth may place a significant strain on the Company's operational resources and systems, and failure to effectively manage this projected growth would have a material adverse effect on the Company's business.

      COMMUNICATION SERVICES

      Communication services revenues are primarily comprised of prepaid phone card sales to Associates. Communication services also consist of receipts from Associates for application fees and purchases of sales aids, which include starter kits of forms, promotional brochures, marketing materials, and presentation materials.

      Costs of services include the costs of purchasing prepaid phone cards and start-up packages.

      SUBSCRIBER SERVICES

      Subscriber services revenues are generated from the Company's agreement with a tariffed long-distance reseller that provides for the Company to receive a percentage of the gross long-distance billings generated by the Company's subscribers, net of allowances for bad debts and billing adjustments.

      Commissions paid to Associates based on long-distance subscribers usage and the cost of recruiting new associates are included in selling and marketing operating expenses.

  2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      PRINCIPLES OF CONSOLIDATION

      All significant intercompany balances and transactions have been eliminated in consolidation.

      CASH AND CASH EQUIVALENTS

      The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

      REVENUE RECOGNITION

      The Company recognizes revenues when services are provided. For prepaid phone cards, the Company recognizes revenue, net of estimated refunds, and the related costs when the cards are sold to Associates.

      CONCENTRATIONS OF CREDIT RISK

      The Company's subscribers are primarily residential subscribers and are not concentrated in any specific geographic region of the United States. The Company purchases its prepaid phone card services from a long-distance reseller. Failure of this reseller to provide quality services and customer support could have a material adverse effect on the Company's results of operations. The Company has an additional agreement with the long-distance reseller to provide subscriber services, which if terminated or canceled may significantly impact results of operations of the Company. While the Company believes it could contract with another long-distance reseller, the potential disruption of services may have a material effect on the Company's results of operations.

      The Company's success will depend heavily upon its ability to attract, maintain, and motivate a large base of Associates who, in turn, sponsor subscribers, customers, and other Associates. The Company anticipates a significant turnover among Associates, which the Company believes is typical of direct selling. The Company has begun establishing its network of Associates; however, there can be no assurance that the Company will be successful in establishing a viable network of Associates.

      USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      INVENTORIES

      Inventories consist of the following:

                         Prepaid phone cards                  $  25,000
                         Sales aids                             160,000
                                                              ---------
                                                              $ 185,000
                                                              =========

      Inventories are valued at the lower of cost (determined on a first-in, first-out basis) or market.

      PROPERTY AND EQUIPMENT

      Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of five years.

      INCOME TAXES

      The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires that deferred income tax expenses be provided based on estimated future tax effects of differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes calculated based on provisions of enacted tax laws (Note 4).

      ORGANIZATIONAL COSTS

      The Company has capitalized certain organizational costs related to start-up activities and the legal formation of the Company. These costs are amortized over five years, and amortization expense was $2,000 for the period from inception to June 30, 1997.

      CAPITALIZED SOFTWARE DEVELOPMENT COSTS

      The development costs pertaining to a software application which is used internally for processing applications and customer service have been capitalized and are amortized over the estimated useful life of three years. Amortization expense was $21,000 for the period from inception to June 30, 1997.

      OTHER ASSETS

      Other assets include security deposits for lease obligations totaling $20,000.

      SHORT-TERM INVESTMENTS

      Included in short-term investments is a certificate of deposit recorded at cost, which approximates estimated fair value, that matures in May 1998. This investment has been pledged as collateral for one of the Company's cash accounts.

      NET LOSS PER SHARE

      Net loss per share is based on the weighted average number of shares of common stock outstanding under the requirements of Staff Accounting Bulletin 83. As a result, all shares issued prior to the issuance in connection with the Registration Statement have been included as outstanding since inception.

      FAIR VALUE OF FINANCIAL INSTRUMENTS

      The Company's financial instruments consist primarily of cash, accounts receivable, and accounts payable. The carrying amounts of cash, accounts receivable, and accounts payable approximate their fair values because of the short-term maturity of such instruments.

      NEW ACCOUNTING PRONOUNCEMENTS

      In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share," which specifies the computation, presentation, and disclosure requirements for earnings per share. The Company will be required to adopt this new standard in the quarter ending December 31, 1997.

      In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company will be required to adopt the new standard in 1998, and all prior period information will be restated.

      Also in June 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." This statement requires companies to determine segments based on how management makes decisions about allocating resources to segments and measuring their performance. Disclosures for each segment are similar to those required under current standards, with the addition of certain quarterly disclosure requirements. SFAS No. 131 also requires entitywide disclosure about the products and services an entity provides, the countries in which it holds material assets and reports material revenues, and its significant customers. The Company will be required to adopt the new standard in 1998, and all prior period information presented will be restated.

      The effect of adopting the above statements is not expected to be material to the consolidated financial statements.

  3.  PROPERTY AND EQUIPMENT

      Property and equipment consisted of the following at June 30, 1997:

                Furniture and fixtures                          $99,000
                Less accumulated depreciation                    (7,000)
                                                                -------
                           Property and equipment, net          $92,000
                                                                =======


  4.  INCOME TAXES

      Significant components of the Company's deferred tax assets and liabilities are as follows at June 30, 1997:

                         Net operating losses                   $ 18,000
                         Valuation allowance                     (18,000)
                         Net deferred tax assets                --------
                                                                $      0
                                                                ========

      Based on uncertainties associated with the future realization of deferred tax assets, the Company established a valuation allowance of $18,000 at June 30, 1997. At June 30, 1997, the Company had net operating loss carryforwards of approximately $50,000, which will expire in the year 2012 unless previously utilized.

      The benefit for income taxes at June 30, 1997 was different than the amount computed using the statutory income tax rate as follows:

                Tax computed at statutory rate                   $(17,000)
                State income taxes, net of federal benefit         (2,000)
                Nondeductible expenses                              1,000
                Change in valuation allowance                      18,000
                                                                 --------
                                                                 $      0
                                                                 ========


  5.  TRANSACTIONS WITH AFFILIATES

      The Company has significant transactions with IS 14, Inc. ("IS 14"), which is affiliated through common ownership. IS 14 has provided funding for certain expenses incurred by the Company, and all amounts have been repaid as of June 30, 1997. The Company paid to IS 14 in consideration for marketing support a fee equivalent to a percentage of revenues totaling $184,000 from inception to June 30, 1997, which is included in selling and marketing operating expense in the accompanying consolidated statement of operations. Amounts due to IS 14 related to this fee and included in commissions payable in the accompanying consolidated balance sheet totaled $9,000 at June 30, 1997.

  6.  SHAREHOLDERS' EQUITY

      The articles of incorporation (the "Articles") authorize the Company to issue up to 15,000,000 shares of Class A common stock and 185,000,000 shares of Class B common stock. As of June 30, 1997, 14,300,000 shares of Class A common stock are issued and outstanding and are held of record by 15 shareholders and the Company had received paid subscriptions for 2,400,000 shares of Class B common stock. In addition, the Articles authorize the Company to issue up to 10,000,000 shares of preferred stock, no par value per share, with such rights and preferences as the board of directors shall determine; however, no preferred stock has been issued as of June 30, 1997.

      In February 1997, the Company sold 13,500,000 shares of the Company's Class A common stock to the founders of the Company at $.0005 per share. In May 1997, the Company sold 800,000 shares of Class A common stock to an executive officer for $0.15 per share in exchange for a $120,000 note receivable to an affiliate of that individual due on the earlier of (i) May 1, 2002 or (ii) the closing of an underwritten initial public offering with aggregate net proceeds of at least $5 million. The note is guaranteed by the executive officer, bears interest at 8.75% per year, compounded annually, and is classified as a subscription receivable in the balance sheet. Each holder of the Class A common stock is entitled to ten votes per share with respect to each company matter voted on.

      The Company and all of the holders of Class A common stock have entered into a shareholders' agreement whereby the shareholders agreed to certain restrictions on the transfer or other disposition of the shares of Class A common stock held by each holder. In the event a shareholder intends to transfer his or her Class A common stock to a non-permitted transferee, the Company and the remaining shareholders have a right of first refusal to purchase the transferring shareholder's Class A common stock at fair market value. In addition, if the Company terminates a shareholder's employment or engagement as a sales representative or consultant for cause, the Company shall have the right to repurchase, at fair market value, an amount of the shareholder's Class A common stock which starts at 100% and declines 20% per year for each completed year of service with the Company. If the right of first refusal or the Company's right to purchase is exercised, these provisions could have the effect of further concentrating the stock ownership and voting power of the Company.

      Additionally, in February 1997, the Company completed a private placement offering for 3,000,000 shares of Class B common stock at a price of $.15 per share. The Class B common stock entitles each holder to one vote per share with respect to each company matter voted on. Potential investors were required to complete subscription agreements for the Class B common stock and submit cash at the date of subscription. The Company reserved the right to reject a subscription and refund funds to a Class B subscriber at any time prior to the acceptance of the subscription. At June 30, 1997, the Company had received paid subscriptions for 2,400,000 shares of Class B common stock. However, since these subscriptions had not yet been accepted by the Company and no shares had been issued as of June 30, 1997, amounts received from subscribers are included in stock subscription deposits in the accompanying balance sheet. Subsequent to June 30, 1997, the Company has accepted these subscriptions and additional subscriptions for 600,000 shares of the Class B common stock.

      Upon the closing of an initial public offering, each share of Class A common stock then outstanding shall automatically be converted into one fully paid and nonassessable share of Class B common stock. An "initial public offering" means a public offering of the Company's capital stock for cash which is offered and sold in a transaction that is registered under the Securities Act through one or more underwriters, pursuant to an underwriting agreement between the Company and such underwriters, resulting in aggregate net proceeds of $5 million to the Company.

  7.  COMMITMENTS AND CONTINGENCIES

      OPERATING LEASES

      The Company leases certain office equipment and office space under operating leases. Total rental expense for the period ended June 30, 1997 was approximately $45,000.

      Minimum lease payments under noncancelable leases for the years subsequent to June 30, 1997 are as follows:

                         1998                             $124,000
                         1999                               72,000
                         2000                               39,000
                         2001                               34,000
                         2002 and thereafter                     0
                                                          --------
                                                          $269,000
                                                          ========


      LITIGATION

      The Company is subject to various claims and legal actions which arise in the ordinary course of business. In the opinion of management, the ultimate resolution of such matters will be adequately covered by insurance or will not have a material adverse effect on the Company's financial position, liquidity, or results of operations.

      EMPLOYMENT AGREEMENTS

      In May 1997, the Company entered into an employment agreement with the chief executive officer, and in September 1997, the Company entered into employment agreements with the executive vice president, the chief financial officer and a director (collectively, the "Employment Agreements"). Generally the Employment Agreements provide for a minimum weekly salary. In addition, the employee may participate in a bonus program and shall be eligible to receive quarterly or annual payments of a performance bonus based upon the achievement of targeted levels of performance and such other criteria as the board of directors shall establish from time to time. The chief executive officer's Employment Agreement provides for an additional bonus payment on July 1, 1998. Each employee may participate in insurance and other benefit plans of similarly situated employees, including any stock option plans of the Company.

      Each of the Employment Agreements has a term of one year, and the term renews daily until either party fixes the remaining term at one year by giving written notice. The Company can terminate each employee upon death or disability (as defined in the Employee Agreements) or with or without cause upon delivery of a notice of termination. If the employee is terminated because of death, disability, or cause, the employee will receive any accrued compensation through the termination date and any accrued performance bonus, unless the employee is terminated for cause. If the employee is terminated without cause, the Company shall pay the employee severance payments equal to his minimum base salary for each week during the six-month period following the termination date. If the employee is a director or officer of the Company or any of its affiliates, the employee shall tender his resignation to such positions effective as of the termination date.

      Under the Employment Agreements, each employee agrees to maintain the confidentiality of the Company's trade secrets and confidential business information. The employee also agrees for a period of one year following the termination date if he is terminated or resigns for any reason not to compete with or solicit employees or customers of the Company or any of its affiliates within a 30-mile radius of the Company's corporate offices, provided, that if the employee is terminated without cause, the non-compete period shall be six months.

      RELATIONSHIP WITH ASSOCIATES

      Because Associates are classified as independent contractors and not as employees of the Company, the Company is unable to provide them with the same level of direction and oversight as company employees. While the Company has policies and rules in place governing the conduct of the Associates and intends to review periodically the sales tactics of the Associates, it may be difficult to enforce such policies and rules. Violation of these policies and rules might reflect negatively on the Company and may lead to complaints to or by various federal and state regulatory authorities. Violation of the Company's policies and rules could subject the Company and its long-distance provider to complaints regarding the unauthorized switching of subscribers' long-distance carriers (also known in the industry as "slamming"). Such complaints could have a material adverse effect on the Company's business, financial condition, and results of operations.

      REGULATION OF NETWORK MARKETING; EFFECT OF STATE LAWS

      The Company's network marketing system is subject to or affected by extensive government regulation, including, without limitation, federal and state regulations governing the offer and sale of business franchises, business opportunities, and securities. Various governmental agencies monitor direct selling activities, and the Company could be required to supply information regarding its marketing plan to such agencies. Although the Company believes that its network marketing system is in material compliance with the laws and regulations relating to direct selling activities, there can be no assurance that legislation and regulations adopted in particular jurisdictions in the future will not adversely affect the Company's business, financial condition, and results of operations. The Company could also be found to be in non-compliance with existing statutes or regulations as a result of, among other things, misconduct by Associates, who are considered independent contractors over whom the Company has limited control, the ambiguous nature of certain of the regulations, and the considerable interpretive and enforcement discretion given to regulators. Any assertion or determination that the Company or the Associates are not in compliance with existing statutes or regulations could have a material adverse effect on the Company's business, financial condition, and results of operations. An adverse determination by any one state on any regulatory matter could influence the decisions of regulatory authorities in other jurisdictions.

  8.  SUBSEQUENT EVENTS

      In October 1997, the Company filed a registration statement on Form S-1 for the sale of 5,000,000 shares of Class B common stock primarily to individuals who are regional and executive directors of the Company.

      Effective October 8, 1997, the Company declared a five-for-one reverse stock split for all classes of common stock. All share, per share, and weighted average share information in the financial statements and notes thereto has been restated for this stock split.

      In September 1997, the Company entered into independent sales representative agreements (collectively the "Sales Representative Agreements") with ten independent sales representatives. The Sales Representative Agreements provide for a minimum weekly salary, and each sales representative shall be eligible to receive quarterly payments of a performance bonus based upon the achievement of targeted levels of performance. Each sales representative is an independent contractor, and the Company does not exercise control over the activities of the sales representatives other than as set forth in the Sales Representative Agreements.

      Each of the Sales Representative Agreements has a term of one year, and the term renews daily until either party fixes the remaining term at one year by giving written notice. The Company can terminate each sales representative upon death or disability (as defined in the Sales Representative Agreements) or with or without cause upon delivery to the sales representative of a notice of termination. If a sales representative is terminated, the sales representative will receive any accrued fees through the termination date and any accrued performance bonus, unless the sales representative is terminated for cause. If the sales representative is a director or officer of the Company or any of its affiliates, the sales representative shall tender his resignation to such positions effective as of the termination date. Under the Sales Representative Agreements, each sales representative agrees to maintain the confidentiality of the Company's trade secrets and confidential business information.

                                                                      APPENDIX A

                    MAXXIS GROUP, INC. SUBSCRIPTION AGREEMENT

MAXXIS GROUP, INC.
1901 Montreal Road, Suite 108
Tucker, Georgia  30084

Ladies and Gentlemen:

         You have informed me that Maxxis Group, Inc., a Georgia corporation (the "Company"), is offering up to 5,000,000 shares of its Class B Common Stock, no par value per share (the "Class B Common Stock"), at a price of $0.50 per share payable as provided herein and as described in the Prospectus furnished with this Subscription Agreement to the undersigned (the "Prospectus").

         1. SUBSCRIPTION. Subject to the terms and conditions hereof, the undersigned subscriber hereby tenders this subscription, together with payment in United States currency by check, bank draft or money order payable to "Maxxis Group, Inc." in the amount indicted below (the "Funds"), representing the payment of $0.50 per share for the number of shares of Class B Common Stock indicated below. The total subscription price must be paid at the time the Subscription Agreement is executed. Tender of this Subscription Agreement by the undersigned subscriber constitutes the undersigned subscriber's offer to purchase the number of shares of Class B Common Stock indicated below.

         2. ACCEPTANCE OF SUBSCRIPTION. It is understood and agreed that the Company shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. The Company may reduce the number of shares for which the undersigned subscriber has subscribed for any reason whatsoever, by indicating acceptance of less than all of the shares subscribed on its written form of acceptance. This Subscription Agreement shall not be deemed accepted by the Company until it is countersigned by a duly authorized officer of the Company. Acceptance of the Funds by the Company shall not constitute acceptance of this Subscription Agreement. However, if the Company determines not to accept this Subscription Agreement, it shall return any Funds received to the undersigned subscriber promptly following such determination.

         3. LIMITATION ON DISPOSITIONS.

         (a) To induce the Company to sell shares of Class B Common Stock to the undersigned subscriber, the undersigned subscriber:

         (i) agrees during the Lock-up Period (as defined in Section 3(c) below) not to (x) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Class B Common Stock purchased pursuant to this Subscription Agreement or any securities issued on account of such Class B Common Stock (whether by stock split, stock dividend or otherwise) (collectively, the "Shares") or (y) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Shares (regardless of whether any of the transactions described in clause (x) or (y) is to be settled by the delivery of Shares, or such other securities, in cash or otherwise);

         (ii) authorizes the Company to cause the transfer agent during the Lock-up Period (as defined in Section 3(c) below) to decline to transfer any Shares and/or to note stop transfer restrictions on the transfer books and records of the Company with respect to any Shares; and

         (iii) agrees that a legend in substantially the following form will be placed on certificates representing the Shares:

         THE SHARES REPRESENTED BY THIS CERTIFICATE (THE "SHARES") ARE SUBJECT TO CONDITIONS THAT MAY LIMIT THEIR TRANSFERABILITY. SUCH CONDITIONS ARE SET FORTH IN A SUBSCRIPTION AGREEMENT (THE "SUBSCRIPTION AGREEMENT") BY AND BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES. ANY TRANSFEREE OF THESE SHARES TAKES SUCH SHARES SUBJECT TO THE CONDITIONS SET FORTH IN THE SUBSCRIPTION AGREEMENT.

         IN SUMMARY, THESE CONDITIONS PROVIDE THAT THE ISSUER MAY ELECT TO IMPOSE A PROHIBITION ON THE SALE OR TRANSFER OF THESE SHARES IN THE EVENT THE ISSUER DETERMINES TO FILE A REGISTRATION STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION THAT SEEKS TO REGISTER SECURITIES OF THE ISSUER IN AN INITIAL PUBLIC OFFERING THAT IS FIRMLY UNDERWRITTEN. SUCH RESTRICTION MAY REMAIN IN EFFECT FOR A PERIOD ENDING 180 DAYS FOLLOWING THE EFFECTIVENESS OF SUCH REGISTRATION STATEMENT. THE ISSUER MAY IMPOSE THESE CONDITIONS BY GIVING WRITTEN NOTICE TO THE HOLDER OF RECORD OF THESE SHARES. THE FOREGOING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE SUBSCRIPTION AGREEMENT, A COPY OF WHICH WILL BE PROVIDED FREE OF CHARGE BY THE ISSUER TO ANY HOLDER, PROSPECTIVE PURCHASER OR TRANSFEREE OF THESE SHARES UPON THEIR REQUEST.

         (b) The restriction set forth in Section 3(a) may be imposed by the Company by giving notice of the imposition of such restriction (the "Lock-up Notice") to holders of record of the Shares by first class mail, postage prepaid (or, at the Company's option, certified mail, return receipt requested), at the address of the holders of record of the Shares on a date chosen by the Company that is at least one but no more than fifteen days prior to such mailing. The restrictions set forth herein shall be effective upon receipt of such notice, which date of receipt shall be deemed to be three days following such mailing. Such notice may be given by the Company such that it is received on any date beginning fifteen days prior to the filing by the Company of a registration statement with the U.S. Securities and Exchange Commission (the "SEC") whereby the Company first seeks to register its securities for sale to the public in a firmly underwritten public offering (the "IPO Registration Statement"), and ending upon the date that the IPO Registration Statement is declared effective by the SEC (the "Effective Date").

         (c) The restrictions set forth in Section 3(a) hereof shall be effective on the date of receipt of the Lock-up Notice and shall remain in force and effect until 180 days following the Effective Date (such period being referred to as the "Lock-up Period"). The Lock-up Period shall terminate if the Company files an IPO Registration Statement but such registration statement is subsequently withdrawn or is not declared effective within 120 days of filing with the SEC, or if the Company transmits a Lock-up Notice prior to the filing of an IPO Registration Statement but the IPO Registration Statement is not filed within 15 days of receipt of such notice; provided, however, that in any such event the restrictions set forth in Section 3(a) shall survive and shall be applicable to each subsequent filing of an IPO Registration Statement by the Company until an IPO Registration Statement is first declared effective by the SEC.

         (d) All obligations of the undersigned subscriber set forth herein shall be binding upon such subscriber's heirs, personal representatives, successors, transferees and assigns.

         4. ACKNOWLEDGMENTS. The undersigned subscriber hereby acknowledges that he or she has received and reviewed a copy of the Prospectus and all amendments thereto. This Subscription Agreement creates a legally binding obligation, and the undersigned subscriber agrees to be bound by the terms of this Agreement.

         5. REVOCATION. The undersigned subscriber agrees that once this Subscription Agreement is tendered to the Company, it may not be withdrawn and that this Agreement shall survive the death or disability of the undersigned subscriber.

         BY EXECUTING THIS AGREEMENT, THE UNDERSIGNED SUBSCRIBER IS NOT WAIVING ANY RIGHTS HE OR SHE MAY HAVE UNDER FEDERAL SECURITIES LAWS, INCLUDING THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934.

         Please indicate in the space provided below the exact name or names and addresses in which the stock certificate representing shares subscribed for hereunder should be registered.

--------------------------------   --------------------------------------------
   Number of Shares Subscribed     Name or Names of Subscribers (please print)
   for (minimum 200 shares)

$ ------------------------------   --------------------------------------------
   Total Subscription Price at     Please indicate form of ownership desired
   $0.50 per share                 (individual, joint tenants with right of
   (funds must be enclosed)        survivorship, tenants in common, trust,
                                   corporation, partnership, custodian, etc.)

Date:                                                                     (L.S.)
     ---------------------------   ---------------------------------------
                                   Signature of Subscriber(s)*

                                                                          (L.S.)
--------------------------------   ---------------------------------------
Social Security Number or Federal  Signature of Subscriber(s)*
Taxpayer Identification Number

                                   STREET (RESIDENCE) ADDRESS:

                                   ---------------------------------------

                                   ---------------------------------------

                                   ---------------------------------------
                                   City, State and Zip Code

* When signed as attorney, trustee, administrator or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In the case of joint tenants or tenants in common, each owner must sign.

                      FEDERAL INCOME TAX BACKUP WITHHOLDING

         In order to prevent the application of federal income tax backup withholding, each subscriber must provide the Escrow Agent with a correct Taxpayer Identification Number ("TIN"). An individual's social security number is his or her TIN. The TIN should be provided in the space provided in the Substitute Form W-9, which is set forth below.

         Under federal income tax law, any person who is required to furnish his or her correct TIN to another person, and who fails to comply with such requirements, may be subject to a $50 penalty imposed by the IRS.

         Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain taxpayers, including all corporations, are not subject to these backup withholding and reporting requirements.

         If the shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in thee near future, "Applied For" should be written in the space provided for the TIN on the Substitute Form W-9.

                               SUBSTITUTE FORM W-9

         Under penalties of perjury, I certify that: (i) the number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a Taxpayer Identification Number to be issued to me), and (ii) I am not subject to backup withholding because: (a) I am exempt from backup withholding; or (b) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified me that I am no longer subject to backup withholding.

         You must cross out item (ii) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item (ii).

         Each subscriber should complete this section.

-----------------------------------------------      ----------------------------------------------
Signature of Subscriber                              Signature of Subscriber


-----------------------------------------------      ----------------------------------------------
Printed Name                                         Printed Name


-----------------------------------------------      ----------------------------------------------
Social Security or Employer Identification No.       Social Security or Employer Identification No.


TO BE COMPLETED BY THE COMPANY:

      Accepted as of ____________________, 199___, as to ______________ shares.

                                                MAXXIS GROUP, INC.

                                                By:
                                                     ----------------------------------------------
                                                     Name:
                                                     Title:

================================================================================


         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

         UNTIL_______, 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                  -------------

                                TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
Additional Information.................................................    2
Prospectus Summary.....................................................    3
Risk Factors...........................................................    8
The Offering...........................................................   17
Use of Proceeds........................................................   20
Dividend Policy........................................................   20
Capitalization.........................................................   20
Dilution...............................................................   21
Selected Consolidated Financial Data...................................   22
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations............................................   23
Business...............................................................   26
Management.............................................................   34
Certain Transactions...................................................   38
Principal Shareholders.................................................   39
Description of Capital Stock...........................................   40
Shares Eligible for Future Sale........................................   44
Legal Matters..........................................................   44
Experts................................................................   44
Index to Consolidated Financial Statements.............................  F-1
Subscription Agreement.................................................  A-1


================================================================================



================================================================================


                                5,000,000 SHARES



                                     [LOGO]

                               MAXXIS GROUP, INC.



                                     CLASS B
                                  COMMON STOCK




                            -------------------------
                               P R O S P E C T U S
                            -------------------------





                                               , 1997


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following sets forth the estimated expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby:


         Registration Fee ......................................  $    758
         Blue Sky Fees and Expenses ............................    50,000*
         Printing and Engraving ................................   100,000*
         Legal Fees and Expenses ...............................   100,000*
         Accounting Fees and Expenses ..........................   100,000*
         Miscellaneous .........................................    49,242*
                                                                  --------
         Total .............................................      $400,000*
                                                                  ========

------------------------

*        Estimated for filing purposes.


ITEM 14.        INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Georgia Business Corporation Code (the "Georgia Law") permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of duty, provided that no provision shall eliminate or limit the liability of a director for: an appropriation of any business opportunity of the corporation; any act or omission which involves an intentional misconduct or a knowing violation of law; any transaction from which the director derives an improper personal benefit; or any distribution that is illegal under Section 14-2-832 of the Georgia Law. The Company's Articles contain a provision which limits the liability of a director to the Company or its shareholders for any breach of duty as a director except for a breach of duty for which the Georgia Law prohibits such limitation of liability. This provision does not limit the right of the Company or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

         The Company's Articles and Bylaws contain certain provisions which provide indemnification to directors of the Company that is broader than the protection expressly mandated in Sections 14-2-852 and 14-2-857 of the Georgia Law. If a director or officer of the Company has been wholly successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer of the Company, Sections 14-2-852 and 14-2-857 of the Georgia Law would require the Company to indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. The Georgia Law expressly allows the Company to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

         The indemnification provisions in the Company's Articles and Bylaws require the Company to indemnify and hold harmless each of its directors, officers, employees and agents to the extent that he or she is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer, employee or agent of the Company, against expenses (including, but not limited to, attorneys' fees and disbursements, court costs and expert witness fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding. Indemnification would be disallowed under any circumstances where indemnification may not be authorized by action of the board of directors, the shareholders or otherwise, including any liability of a director for: (i) any appropriation, in violation of his duties, of any business opportunity of the Company; (ii) any acts or omissions involving intentional misconduct or a knowing violation of the law; (iii) any unlawful distribution as set forth in Section 14-2-832 of the Georgia Law; or (iv) any transaction from which the director received an improper personal benefit. Indemnified persons would also be entitled to have the Company advance expenses prior to the final disposition of the proceeding. If it is ultimately determined that they are not entitled to indemnification, however, such amounts must be repaid.

         The Company has the power, under its Bylaws, to obtain insurance on behalf of any director, officer, employee or agent of the Company against any liability asserted against or incurred by such person in any such capacity, whether or not the Company has the power to indemnify such person against such liability at that time under the Articles, Bylaws or the Georgia Law.

ITEM 15.        RECENT SALES OF UNREGISTERED SECURITIES

         The following information relates to securities of the Company issued or sold since the inception of the Company which were not registered under the Securities Act:

         (i) in February 1997, the Company sold 13,500,000 shares of Class A Common Stock to the founders of the Company for $0.0005 per share;

         (ii) in May 1997, in connection with Mr. Thomas O. Cordy's employment as President and Chief Executive Officer of the Company, the Company sold 800,000 shares of Class A Common Stock to The Anchora Company, an entity of which Mr. Cordy serves as protector, for $0.15 per share; and

         (iii) in August 1997, the Company sold 3,000,000 shares of Class B Common Stock in a private placement for $0.15 per share.

         Each of these transactions was completed without registration of the respective securities under the Securities Act in reliance upon the exemptions provided by Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder on the basis that such transactions did not involve a public offering. All share data has been adjusted to reflect a 5 for 1 reverse stock split effective October 8, 1997.

ITEM 16.        EXHIBITS

         The exhibits filed as part of this Registration Statement are as follows:

   EXHIBIT NO.                      EXHIBIT DESCRIPTION
   -----------                      -------------------

       3.1 Amended and Restated Articles of Incorporation of the Company, as amended to date.
       3.2       Amended and Restated Bylaws of the Company, as amended to date.
       4.1 See Exhibits 3.1 and 3.2 for provisions of the Amended and Restated Articles of Incorporation and Amended and Restated
                 Bylaws defining the rights of holders of Common Stock of the Company.
       4.2       Specimen Class B Common Stock certificate.
       4.3       Shareholders Agreement, dated as of September 1, 1997 among the
                 Company and the holders of Class A Common Stock.
       5.1 Opinion of Nelson Mullins Riley & Scarborough, L.L.P., counsel to the Company, as to the legality of the shares being registered.*
       10.1 Form of Employment Agreement by and between the Company and certain of its officers.

   EXHIBIT NO.                      EXHIBIT DESCRIPTION
   -----------                      -------------------
       10.2      Employment Agreement by and between the Company and Thomas O.
                 Cordy dated May 1, 1997.
       10.3      Promissory Note by The Anchora Company in favor of the Company dated as of May 1, 1997 in the original principal amount of
                 $120,000.
       10.4      Guarantee by Thomas O. Cordy in favor of the Company dated May
                 1, 1997.
       10.5      Form of Independent Sales Representative Agreement by and
                 between the Company and certain of its sales representatives.
       10.6      Consulting Agreement by and between the Company and Robert P.
                 Kelly dated as of September 1, 1997.
       10.7      Software License Agreement between Summit V. Inc., a subsidiary of Jenkon International, Inc. and the Company dated February 2,
                 1997.
       10.8      Software Service Agreement between Summit V. Inc., a subsidiary of Jenkon International, Inc. and the Company dated February 2,
                 1997.
       10.9      Equipment Purchase Agreement between Summit V. Inc., a
                 subsidiary of Jenkon International, Inc. and the Company dated
                 February 2, 1997.
       10.10     Agreement for 1-Plus Services between Colorado River
                 Communications Corporation and the Company dated February 20,
                 1997.+
       10.11     Sublease Agreement between DowElanco and the Company dated
                 February 14, 1997.*
       10.12     Warehouse lease between Malon D. Mimms and the Company dated
                 March 17, 1997.
       10.13     Warehouse lease between Malon D. Mimms and the Company dated
                 June 23, 1997.
       21.1      Subsidiaries of the Company.
       23.1      Consent of Arthur Andersen LLP.
       23.2      Consent of Nelson Mullins Riley & Scarborough, L.L.P. (included in Exhibit 5.1).*
       24.1      Power of Attorney (contained on the signature page hereto).
       27.1      Financial Data Schedule.

-------------------

*        To be filed by Amendment.
+        Confidential Treatment requested.

ITEM 17.        UNDERTAKINGS

         The undersigned Company hereby undertakes as follows:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material information with respect to
                        the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The Registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 23rd day of October, 1997.

                                      MAXXIS GROUP, INC.

                                      By:  /s/ Thomas O. Cordy
                                          --------------------------------------
                                          Thomas O. Cordy
                                          Chief Executive Officer and President

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ivey J. Stokes and Thomas O. Cordy, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any related Registration Statement pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorney-in-fact and agent or his substitute or substitutes may lawfully do, or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES                                            TITLE                                  DATE
----------                                            -----                                  ----
/s/ Ivey J. Stokes                                    Chairman of the Board                  October 23, 1997
---------------------------------------------
Ivey J. Stokes


/s/ Thomas O. Cordy                                   Chief Executive Officer, President     October 23, 1997
---------------------------------------------         and Director (Principal executive
Thomas O. Cordy                                       officer)


/s/ Shawn J. Dinwiddie                                Chief Financial Officer and            October 23, 1997
---------------------------------------------         Treasurer (Principal financial
Shawn J. Dinwiddie                                    and accounting officer)


/s/ James W. Brown                                    Director and Secretary                 October 23, 1997
---------------------------------------------
James W. Brown


/s/ Charles P. Bernstein                              Director                               October 23, 1997
---------------------------------------------
Charles P. Bernstein


/s/ Alvin Curry                                       Director                               October 23, 1997
---------------------------------------------
Alvin Curry


/s/ Larry W. Gates, II                                Director                               October 23, 1997
---------------------------------------------
Larry W. Gates, II

SIGNATURES                                            TITLE                                  DATE
----------                                            -----                                  ----
/s/ Robert J. Glover, Jr.                             Director                               October 23, 1997
---------------------------------------------
Robert J. Glover, Jr.

/s/ Terry Harris                                      Director                               October 23, 1997
---------------------------------------------
Terry Harris

/s/ Phil Lundquist                                    Director                               October 23, 1997
---------------------------------------------
Phil Lundquist

                                INDEX TO EXHIBITS


   EXHIBIT NO.                        EXHIBIT DESCRIPTION
   -----------                        -------------------
         3.1          Amended and Restated Articles of Incorporation of the
                      Company, as amended to date.
         3.2          Amended and Restated Bylaws of the Company, as amended to
                      date.
         4.1          See Exhibits 3.1 and 3.2 for provisions of the Amended and
                      Restated Articles of
                      Incorporation and Amended and Restated Bylaws defining the rights of holders of Common Stock of the Company.
         4.2          Specimen Class B Common Stock certificate.
         4.3          Shareholders Agreement, dated as of September 1, 1997
                      among the Company and the holders of Class A Common Stock.
         5.1          Opinion of Nelson Mullins Riley & Scarborough, L.L.P.,
                      counsel to the Company, as to the legality of the shares
                      being registered.*
         10.1         Form of Employment Agreement by and between the Company
                      and certain of its officers.
         10.2         Employment Agreement by and between the Company and Thomas
                      O. Cordy dated as of May 1, 1997.
         10.3         Promissory Note by The Anchora Company in favor of the
                      Company dated as of May 1, 1997 in the original principal
                      amount of $120,000.
         10.4         Guarantee by Thomas O. Cordy in favor of the Company dated
                      May 1, 1997.
         10.5         Form of Independent Sales Representative Agreement by and
                      between the Company and certain of its sales
                      representatives.
         10.6         Consulting Agreement by and between the Company and Robert
                      P. Kelly dated as of September 1, 1997.
         10.7         Software License Agreement between Summit V. Inc., a
                      subsidiary of Jenkon International, Inc. and the Company
                      dated February 2, 1997.
         10.8         Software Service Agreement between Summit V. Inc., a
                      subsidiary of Jenkon International, Inc. and the Company
                      dated February 2, 1997.
         10.9         Equipment Purchase Agreement between Summit V. Inc., a
                      subsidiary of Jenkon International, Inc. and the Company
                      dated February 2, 1997.
         10.10        Agreement for 1-Plus Services between Colorado River
                      Communications Corporation and the Company dated February
                      20, 1997.+
         10.11        Sublease Agreement between DowElanco and the Company dated
                      February 14, 1997.*
         10.12        Warehouse lease between Malon D. Mimms and the Company
                      dated March 17, 1997.
         10.13        Warehouse lease between Malon D. Mimms and the Company
                      dated June 23, 1997.
         21.1         Subsidiaries of the Company.
         23.1         Consent of Arthur Andersen LLP.
         23.2         Consent of Nelson Mullins Riley & Scarborough, L.L.P.
                      (included in Exhibit 5.1).*
         24.1         Power of Attorney (contained on the signature page
                      hereto).
         27.1         Financial Data Schedule.

*        To be filed by Amendment.
+        Confidential Treatment requested.